UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.             )

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☐	Soliciting Material Pursuant to §240.14a-12

Silicon Laboratories Inc.

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Notice of Annual Meeting and Proxy Statement

Annual Meeting of Stockholders

Thursday, April 19, 2018

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LETTER TO STOCKHOLDERS

To the Stockholders of Silicon Laboratories Inc.:

You are cordially invited to attend the Annual Meeting of Stockholders of Silicon Laboratories Inc., a Delaware corporation, to be held on April 19, 2018, at 9:00 a.m. Central Time at the Lady Bird Johnson Wildflower Center, 4801 La Crosse Avenue, Austin, Texas 78739, for the purposes described in the Proxy Statement.

The 2018 Annual Meeting will focus on the items of business listed in the Notice of Annual Meeting of Stockholders and Proxy Statement that follows. We are sending this Proxy Statement to our stockholders on or about March 8, 2018. During the Annual Meeting we will also present a report on Silicon Labs’ performance and operations during 2017.

Whether or not you plan to attend the meeting in person, your vote is important. Instructions regarding the various methods of voting are contained on the Proxy, including voting by toll-free telephone number or the Internet. If you request and receive a paper copy of the Proxy by mail, you may still vote your shares by fully completing and returning the Proxy. You may revoke your Proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your Proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

Sincerely,

Austin, Texas March 8, 2018	G. Tyson Tuttle President, Chief Executive Officer and Director

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SILICON LABORATORIES INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time	9:00 a.m., Central Time on Thursday, April 19, 2018

Place	Lady Bird Johnson Wildflower Center 4801 La Crosse Avenue Austin, Texas 78739

Items of Business

1.  To elect three Class II directors to serve on the Board of Directors until our 2021 annual meeting of stockholders, or until a successor is duly elected and qualified;

2.  To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2018;

3.  To vote on an advisory (non-binding) resolution regarding executive compensation;

4.  To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Voting

We have furnished proxy materials over the Internet where you may read, print and download our Annual Report and Proxy Statement at the investor relations section of our website address, http://www.silabs.com. On or about March 8, 2018, we mailed to our stockholders a notice containing instructions on how to vote and how to access our 2018 Proxy Statement and 2017 Annual Report. The notice also provides instructions on how you can request a paper copy of these documents if you desire. If you received your annual materials via email, the email contains voting instructions and links to the Annual Report and Proxy Statement on the Internet.

Who Can Vote

Only stockholders of record at the close of business on February 23, 2018 are entitled to notice of and to vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our executive offices.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN.

PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY AND VOTE YOUR SHARES

BY TELEPHONE, BY INTERNET, OR BY COMPLETING, SIGNING, DATING, AND RETURNING A

PROXY CARD AS PROMPTLY AS POSSIBLE.

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PROXY STATEMENT

SILICON LABORATORIES INC.

PROXY STATEMENT

Annual Meeting of Stockholders to be held on April 19, 2018

General

The enclosed Proxy is solicited on behalf of the Board of Directors of Silicon Laboratories Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on April 19, 2018 at 9:00 a.m. Central Time at the Lady Bird Johnson Wildflower Center, 4801 La Crosse Avenue, Austin, Texas 78739, or at any adjournment thereof. On or about March 8, 2018 we mailed to our stockholders a notice containing instructions on how to vote and how to access our 2018 Proxy Statement and 2017 Annual Report.

Voting

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying notice and are described in more detail in this Proxy Statement. On February 23, 2018, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, 43,170,822 shares of our common stock were outstanding and no shares of our preferred stock were outstanding. Each stockholder is entitled to one vote for each share of common stock held by such stockholder on February 23, 2018. The presence, in person or by proxy, of the holders of a majority of our shares entitled to vote is necessary to constitute a quorum at the Annual Meeting or at any adjournment thereof. Stockholders may not cumulate votes in the election of directors. The affirmative vote of a majority of the votes cast (in person or represented by proxy at the Annual Meeting) with respect to each director’s election is necessary for the election of such director. The affirmative vote of a majority of our shares present in person or represented by proxy at the Annual Meeting and entitled to vote will be required to approve Proposals Two and Three. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes (i.e., a Proxy submitted by a broker or nominee specifically indicating the lack of discretionary authority to vote on the matter). Abstentions and broker non-votes will be counted as present for purposes of determining a quorum for the transaction of business, but will not be counted for purposes of determining whether each proposal has been approved.

Proxies

If the enclosed form of Proxy is properly signed and returned or you properly follow the instructions for telephone or Internet voting, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the Proxy does not otherwise specify how the shares represented thereby are to be voted, the Proxy will be voted (i) FOR the election of the directors proposed by the Board of Directors, (ii) FOR the approval of the selection of Ernst & Young LLP as our independent registered public accounting firm and (iii) FOR the approval of an advisory resolution regarding executive compensation. You may revoke or change your Proxy at any time before the Annual Meeting by filing either a notice of revocation or another signed Proxy with a later date with our Corporate Secretary at our principal executive offices at 400 West Cesar Chavez, Austin, Texas 78701. You may also revoke your Proxy by attending the Annual Meeting and voting in person.

Solicitation

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding in their names shares that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of Proxies by mail and the Internet may be supplemented by a solicitation by telephone or other means by directors, officers, or

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PROXY STATEMENT

employees. No additional compensation will be paid to these individuals for any such services. Except as described above, we do not presently intend to solicit Proxies other than by mail and the Internet.

Deadline for Receipt of Future Stockholder Proposals

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, stockholder proposals to be presented at our 2019 annual meeting of stockholders and in our proxy statement and form of proxy relating to that meeting must be received by us at our principal executive offices at 400 West Cesar Chavez, Austin, Texas 78701, addressed to our Corporate Secretary, not later than November 8, 2018. These proposals must comply with applicable Delaware law, the rules and regulations promulgated by the Securities and Exchange Commission (“SEC”) and the procedures set forth in our bylaws. Pursuant to our bylaws, stockholder proposals received after November 8, 2018 will be considered untimely. Unless we receive notice in the manner specified above, the proxy holders shall have discretionary authority to vote for or against any such proposal presented at our 2019 annual meeting of stockholders.

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PROPOSAL ONE: ELECTION OF DIRECTORS

MATTERS TO BE CONSIDERED

AT ANNUAL MEETING

Proposal One: Election of Directors

General

The Board of Directors is divided into three classes, designated Class I, Class II and Class III, with staggered three-year terms. The term of office of the Class II Directors, G. Tyson Tuttle, Sumit Sadana and Gregg Lowe will expire at this Annual Meeting. Messrs. Tuttle, Sadana and Lowe have been nominated to continue as Class II Directors. The directors elected as Class II Directors at the Annual Meeting will each serve for a term of three years expiring at the 2021 annual meeting of stockholders, or until such director’s successor has been duly elected and qualified or until such director’s earlier death, resignation or removal.

The nominees for election have agreed to serve if elected, and management has no reason to believe that the nominees will be unavailable to serve. In the event the nominees are unable or decline to serve as directors at the time of the Annual Meeting, the Proxies will be voted for any nominees who may be designated by our present Board of Directors to fill the vacancies. Unless otherwise instructed, the Proxy holders will vote the Proxies received by them FOR the nominees named below.

Nominees for Class II Directors with a Term Expiring in 2021

G. Tyson Tuttle, 50

Mr. Tuttle has served as a Director and our Chief Executive Officer since April 2012. Upon Mr. Bock’s retirement in February 2016, he also became our President. Mr. Tuttle served as our Chief Operating Officer and Senior Vice President from May 2011 to April 2012. From January 2010 to May 2011, Mr. Tuttle served as our Chief Technical Officer. From May 2005 to December 2009, he was our Vice President and General Manager of Broadcast products including the audio and video product families. Mr. Tuttle joined Silicon Labs in 1997 as a senior design engineer. From 1999 to 2005, Mr. Tuttle served in a variety of product management, marketing and business leadership positions. Previously, Mr. Tuttle held senior design engineering positions at Crystal Semiconductor/Cirrus Logic and Broadcom Corporation where he focused on high-speed mixed-signal circuit design for mass storage and Ethernet applications. Mr. Tuttle holds an M.S. in Electrical Engineering from UCLA and a B.S. in Electrical Engineering from Johns Hopkins University. Mr. Tuttle has been granted over 70 patents covering many fundamental semiconductor inventions including key aspects of wireless communications. Mr. Tuttle’s intimate knowledge of our company and the industry and his service as our Chief Executive Officer qualify him to serve as a member of our Board of Directors.

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PROPOSAL ONE: ELECTION OF DIRECTORS

Sumit Sadana, 49

Mr. Sadana has served as a Director of Silicon Labs since April 2015. Since June 2017, Mr. Sadana has served as Executive Vice President and Chief Business Officer of Micron Technology, Inc. Prior to this role, Mr. Sadana was the President of Sunrise Capital Management LLC, a technology, M&A and financial consulting/advisory firm from June 2016 to May 2017. Prior to May 2016, Mr. Sadana served as Executive Vice President and Chief Strategy Officer of SanDisk, a provider of flash-based storage solutions, since September 2012 and also as its General Manager of Enterprise Solutions since April 2015. Mr. Sadana previously served as SanDisk’s Senior Vice President and Chief Strategy Officer from April 2010 to September 2012. Mr. Sadana was President of Sunrise Capital Management LLC from October 2008 to March 2010. Mr. Sadana was also Senior Vice President Strategy and Business Development from December 2004 to September 2008, as well as Chief Technology Officer from January 2006 to May 2007 at Freescale Semiconductor, Inc., a provider of embedded processors. Mr. Sadana started his career at International Business Machines Corporation where he held several hardware design, software development, operations, strategic planning, business development and general management roles. Mr. Sadana has a B.Tech. in Electrical Engineering from the Indian Institute of Technology (IIT), Kharagpur and an M.S. in Electrical Engineering from Stanford University. Mr. Sadana’s combination of independence and his experience, including experience in the semiconductor industry, qualifies him to serve as a member of our Board of Directors.

Gregg Lowe, 56

Mr. Lowe has served as a Director of Silicon Labs since April 2017. He is currently President and Chief Executive Officer of Cree, a market-leading innovator of lighting-class LEDs, lighting products and Wolfspeed™ power and radio frequency (RF) semiconductors. Previously, Mr. Lowe served as President and CEO for Freescale Semiconductor. Mr. Lowe joined Freescale in June 2012. Mr. Lowe previously served as senior vice president and manager of the Analog business at Texas Instruments (TI). Mr. Lowe joined TI’s field sales organization in 1984, with responsibility for growing the company’s business with automobile manufacturers. In 1990, he moved to Germany eventually leading the European automotive sales force, managing teams and customer relationships in France, Germany, Italy, England and Spain. In 1994, Mr. Lowe returned to the U.S. to manage the marketing organization of TI’s microcontroller business and was later promoted to the business General Manager. Later, he led the Application Specific Integrated Circuit organization, overseeing a worldwide team with design centers and customers on each continent. Mr. Lowe earned a Bachelor of Science degree in electrical engineering in 1984 from Rose-Hulman Institute of Technology in Terre Haute, Indiana. He later received the university’s Career Achievement Award to recognize his accomplishments in the community and within the semiconductor industry. He graduated from the Stanford Executive Program at Stanford University. Mr. Lowe currently serves on the boards of The Rock & Roll Hall of Fame in Cleveland, Ohio, The Baylor Healthcare System in Dallas and St. Edward’s High School in Lakewood, Ohio. Mr. Lowe’s combination of independence and his experience, including experience in the semiconductor industry, qualifies him to serve as a member of our Board of Directors.

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PROPOSAL ONE: ELECTION OF DIRECTORS

Other Directors

Set forth below is information concerning our other Directors whose term of office continues after this Annual Meeting.

Continuing Class III Directors with a Term Expiring in 2019

William G. Bock, 67

Mr. Bock served as our President from June 2013 until his retirement in February 2016. He served Silicon Labs as Interim Chief Financial Officer and Senior Vice President from February 2013 until June 2013. He served as Chief Financial Officer from November 2006 to July 2011 and Senior Vice President of Finance and Administration from July 2011 through December 2011. He joined Silicon Labs as a Director in March 2000 and served as Chairman of the Audit Committee until November 2006 when he stepped down from the Board of Directors to assume the Chief Financial Officer role. Mr. Bock rejoined Silicon Labs’ Board of Directors in July of 2011. From 2001 to 2006, Mr. Bock participated in the venture capital industry, principally as a partner with CenterPoint Ventures. Before his venture career, Mr. Bock held senior executive positions with three venture-backed companies, Dazel Corporation, Tivoli Systems and Convex Computer Corporation. Mr. Bock began his career with Texas Instruments. Mr. Bock serves on the Board of SailPoint Technologies and on the Boards of a number of private technology companies. Mr. Bock holds a B.S. in Computer Science from Iowa State University and an M.S. in Industrial Administration from Carnegie Mellon University. Mr. Bock’s extensive financial and executive experience and his in-depth knowledge of Silicon Labs qualify him to serve as a member of our Board of Directors.

Jack R. Lazar, 52

Mr. Lazar has served on our Board of Directors since April 2013. Since March 2016, Mr. Lazar has been an independent business consultant. From January 2014 to March 2016, Mr. Lazar served as the Chief Financial Officer at GoPro, Inc., a provider of wearable and mountable capture devices. From January 2013 to January 2014, he was an independent business consultant. From May 2011 to January 2013, Mr. Lazar was employed by Qualcomm and served as Senior Vice President, Corporate Development and General Manager of Qualcomm Atheros, Inc., a developer of communications semiconductor solutions. From September 2003 until it was acquired by Qualcomm in May 2011, Mr. Lazar served in various positions at Atheros Communications, Inc., a provider of communications semiconductor solutions, most recently as Senior Vice President of Corporate Development, Chief Financial Officer and Secretary. Mr. Lazar has served on the board of directors of Quantenna Communications, a wireless semiconductor company, since July 2016 and from October 2013 until its sale to Adobe in December 2016 he served on the board of directors of TubeMogul, Inc., an enterprise software company for digital branding. Mr. Lazar is a certified public accountant (inactive) and holds a B.S. in Commerce with an emphasis in Accounting from Santa Clara University. Mr. Lazar’s combination of independence and his experience, including past experience as an executive officer, qualifies him to serve as a member of our Board of Directors.

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PROPOSAL ONE: ELECTION OF DIRECTORS

Continuing Class I Directors with a Term Expiring in 2020

Navdeep S. Sooch, 55

Mr. Sooch co-founded Silicon Labs in August 1996 and has served as Chairman of the Board since our inception. Mr. Sooch served as our Chief Executive Officer from our inception through the end of fiscal 2003 and served as interim Chief Executive Officer from April 2005 to September 2005. From March 1985 until founding Silicon Labs, Mr. Sooch held various positions at Crystal Semiconductor/Cirrus Logic, a designer and manufacturer of integrated circuits, including Vice President of Engineering. From May 1982 to March 1985, Mr. Sooch was a Design Engineer with AT&T Bell Labs. Since October 2011, Mr. Sooch has served as the CEO of Ketra, Inc., a private company in the field of solid state lighting. Mr. Sooch holds a B.S. in Electrical Engineering from the University of Michigan, Dearborn and an M.S. in Electrical Engineering from Stanford University. Mr. Sooch’s prior experience as our Chief Executive Officer as well as a semiconductor designer provides him with extensive insight into our industry and our operations and qualifies him to serve as Chairman of our Board of Directors.

William P. Wood, 62

Mr. Wood has served as a Director of Silicon Labs since March 1997 and as Lead Director since December 2005. Since 1996, Mr. Wood has also served as general partner of various funds associated with Silverton Partners, a venture capital firm. From 1984 to 2003, Mr. Wood was a general partner, and for certain funds created since 1996, a special limited partner, of various funds associated with Austin Ventures, a venture capital firm. Mr. Wood holds a B.A. in History from Brown University and an M.B.A. from Harvard University. Mr. Wood’s combination of independence and his experience, including past experience as an investor in numerous semiconductor and technology companies, qualifies him to serve as a member of our Board of Directors.

Nina Richardson, 59

Ms. Richardson has served as a Director of Silicon Labs since January 2016. Ms. Richardson is currently a Managing Director of Three Rivers Energy, an energy services company she co-founded in 2004. From February 2013 through February 2015, Ms. Richardson served as the Chief Operating Officer at GoPro. Previously, Ms. Richardson was an operations and management consultant for a diverse group of companies including Tesla Motors, Solaria and TouchTunes Interactive Networks. Ms. Richardson also held a variety of executive positions at Flex, including Vice President and General Manager. Ms. Richardson’s early career included positions at Hughes Aircraft Ground Systems Group and Metcal. Ms. Richardson served on the board of SGI, a global leader in high-performance solutions for computing, data analytics and data management until its acquisition by Hewlett-Packard. Ms. Richardson is also a board member for Zayo Group Holdings, a global provider of communications infrastructure services and Callidus Cloud, a SaaS provider of sales, marketing and learning tools; Exploramed NC7 and Exploramed V, privately held companies in biomedical solutions. Ms. Richardson was previously a director of SGI, until its sale to HPE in 2016. She is an advisor to the private companies Eargo, a hearing device provider, and Zoox, an autonomous vehicle company. She holds a B.S. in Industrial Engineering from Purdue University and an Executive MBA from Pepperdine University. Ms. Richardson’s combination of independence and her experience, including past experience as an executive officer, qualifies her to serve as a member of our Board of Directors.

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PROPOSAL ONE: ELECTION OF DIRECTORS

Board Leadership/Independence

The Board of Directors separates the role of Chairman of the Board from the role of Chief Executive Officer. The Board of Directors has also designated Mr. Wood as the Lead Director. The Lead Director’s duties include presiding over executive sessions of the Company’s independent directors and serving as principal liaison between the non-employee directors, the Chief Executive Officer and the Chairman of the Board on sensitive issues. The Board believes that the appointment of the Lead Director and the separation of the Chairman and Chief Executive Officer roles currently provides the most efficient and effective leadership model for the Company as it encourages free and open dialogue regarding competing views and provides for strong checks and balances. Specifically, the balance of powers among our Chief Executive Officer, Chairman of the Board and Lead Director facilitates the active participation of our independent directors and enables our Board of Directors to provide more effective oversight of management. The Board of Directors has determined that Messrs. Lazar, Lowe, Sadana, Sooch and Wood and Ms. Richardson are each independent as defined in the applicable Marketplace Rules of the NASDAQ Stock Market, Inc. Independent directors met in executive session without the Chief Executive Officer and other non-independent directors present on four occasions during fiscal 2017.

Any member of our Board of Directors may resign at any time by delivering written notice to the Company. When a director resigns, a majority of the directors remaining in office shall have the power to fill the vacancy on the Board of Directors and the director so elected shall hold office for the unexpired portion of the term of the resigned director.

Committees and Meetings

During fiscal 2017, our Board of Directors held nine meetings. Our Board of Directors has an Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and a Mergers and Acquisitions Committee. During fiscal 2017, each incumbent director attended or participated in substantially all of the aggregate of (i) the meetings of the Board of Directors and (ii) the meetings held by all committees of the Board of Directors on which such director served.

Audit Committee. The Audit Committee is responsible for matters relating to the selection of our independent registered public accounting firm, the scope of the annual audits, the fees to be paid to the independent registered public accounting firm, the performance of our independent registered public accounting firm, compliance with our accounting and financial policies, and management’s procedures and policies relative to the adequacy of our internal accounting controls. The members of the Audit Committee are Messrs. Lazar and Wood and Ms. Richardson. Mr. Lazar serves as Chairman of the Audit Committee. The Board of Directors has determined that Mr. Lazar is qualified as an audit committee financial expert pursuant to Item 407 of Regulation S-K and as a financially sophisticated audit committee member under Rule 5605(c)(2)(A) of the Marketplace Rules of the NASDAQ Stock Market, Inc. The Board of Directors has also determined that each of the members of the Audit Committee is independent as defined in the applicable Marketplace Rules of the NASDAQ Stock Market, Inc. and Rule 10A-3 under the Securities Exchange Act of 1934. The Board of Directors has adopted a written charter for the Audit Committee, a current copy of which is located on our Internet website under the “Investor Relations” page. Our Internet website address is http://www.silabs.com. See Appendix IV for a copy of the Audit Committee Charter. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. The Audit Committee held five meetings during fiscal 2017.

Compensation Committee. The Compensation Committee reviews and approves all compensation to be provided to our executive officers and makes recommendations to the Board of Directors regarding our compensation of directors. In addition, the Compensation Committee has authority to administer our stock incentive and stock purchase plans. The members of the Compensation Committee are Messrs. Sadana and Lowe and Ms. Richardson. Mr. Sadana serves as Chairman of the Compensation Committee. The Board of Directors has determined that each of the members of the Compensation Committee is independent as defined in the applicable Marketplace Rules of the NASDAQ Stock Market, Inc. The Board of Directors has adopted a written charter for the Compensation Committee, a current copy of which is located on our Internet website under the “Investor Relations” page. Our Internet website address is http://www.silabs.com. The Compensation Committee reviews and assesses the adequacy of its charter on an annual basis. The Compensation Committee held eight meetings during fiscal 2017.

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PROPOSAL ONE: ELECTION OF DIRECTORS

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee focuses on issues related to the composition, practices and operations of the Board of Directors. In addition, the Nominating and Corporate Governance Committee has the authority to consider candidates for the Board of Directors recommended by stockholders and to determine the procedures with respect to such stockholder recommendations. The members of the Nominating and Corporate Governance Committee are Messrs. Sadana and Wood and Ms. Richardson. Mr. Wood serves as Chairman of the Nominating and Corporate Governance Committee. The Board of Directors has determined that each member is independent as defined in the applicable Marketplace Rules of the NASDAQ Stock Market, Inc. The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, a current copy of which is available on our Internet website under the “Investor Relations” page. The Nominating and Corporate Governance Committee recommended, and the Board of Directors approved, the Corporate Governance Policy, which is also located on our Internet website under the “Investor Relations” page. Our Internet website address is http://www.silabs.com. The Nominating and Corporate Governance Committee held five meetings during fiscal 2017.

Mergers and Acquisitions Committee. The Mergers and Acquisitions Committee reviews and makes recommendations to the Board of Directors regarding potential material acquisitions and divestitures. The members of the Mergers and Acquisitions Committee are Messrs. Bock, Lazar, Lowe and Sadana. Mr. Bock serves as Chairman of the Mergers and Acquisitions Committee. The Mergers and Acquisitions Committee held four meetings during fiscal 2017.

Director Nomination

In evaluating potential director candidates, the Nominating and Corporate Governance Committee considers the appropriate balance of experience, skills and characteristics required of the Board of Directors and seeks to ensure that at least a majority of the directors are independent under the applicable Marketplace Rules of the NASDAQ Stock Market, Inc. The Nominating and Corporate Governance Committee selects director nominees based on their personal and professional integrity, depth and breadth of experience, ability to make independent analytical inquiries, understanding of our business, willingness to devote adequate attention and time to duties of the Board of Directors and such other criteria as is deemed relevant by the Nominating and Corporate Governance Committee. The Company’s Corporate Governance Policy (approved by the Board of Directors) provides that the backgrounds and qualifications of the directors, considered as a group, should provide a diverse mix of experience, knowledge and skills. The Company does not have any other formal policy with respect to the diversity of our directors. The Nominating and Corporate Governance Committee considers the effectiveness of this policy and the effectiveness of the Board of Directors generally in the course of nominating directors for election.

In identifying potential director candidates, the Nominating and Corporate Governance Committee relies on recommendations made by current directors and officers. In addition, the Nominating and Corporate Governance Committee may engage a third party search firm to identify and recommend potential candidates. Finally, the Nominating and Corporate Governance Committee will consider candidates recommended by stockholders.

Any stockholder wishing to recommend a director candidate for consideration by the Nominating and Corporate Governance Committee must provide written notice not later than November 8, 2018 to the Corporate Secretary at our principal executive offices located at 400 West Cesar Chavez, Austin, Texas 78701. Any such notice should clearly indicate that it is a recommendation of a director candidate by a stockholder and must set forth (i) the name, age, business address and residence address of the recommended candidate, (ii) the principal occupation or employment of such recommended candidate, (iii) the class and number of shares of the corporation which are beneficially owned by such recommended candidate, (iv) a description of all understandings or arrangements between the stockholder and the recommended candidate and any other person or persons pursuant to which the recommendations are to be made by the stockholder and (v) any other information relating to such recommended candidate that is required to be disclosed in solicitations of proxies for the election of directors.

In addition, such notice must contain (i) a representation that the stockholder is a holder of record of stock of the corporation entitled to vote at such meeting, (ii) the name and address, as they appear on the corporation’s books, of the stockholder proposing such nomination, (iii) the class and number of shares of the corporation that are beneficially owned by

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PROPOSAL ONE: ELECTION OF DIRECTORS

such stockholder, (iv) any material interest of the stockholder in such recommendation and (v) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, in such stockholder’s capacity as proponent of a stockholder proposal. Assuming that a stockholder recommendation contains the information required above, the Nominating and Corporate Governance Committee will evaluate a candidate recommended by a stockholder by following substantially the same process, and applying substantially the same criteria, as for candidates identified through other sources.

Attendance at Annual Meetings

The Board of Directors encourages all directors to attend our annual meetings of stockholders if practicable. All of the directors in office at the time of the annual meeting of stockholders held on April 20, 2017 attended such meeting.

Stockholder Communications with the Board of Directors

The Board of Directors maintains a process for stockholders to communicate with the Board of Directors or with individual directors. Stockholders who wish to communicate with the Board of Directors or with individual directors should direct written correspondence to our Corporate Secretary at our principal executive offices located at 400 West Cesar Chavez, Austin, Texas 78701. Any such communication must contain (i) a representation that the stockholder is a holder of record of stock of the corporation, (ii) the name and address, as they appear on the corporation’s books, of the stockholder sending such communication and (iii) the class and number of shares of the corporation that are beneficially owned by such stockholder. The Corporate Secretary will forward such communications to the Board of Directors or the specified individual director to whom the communication is directed unless such communication is deemed unduly hostile, threatening, illegal or similarly inappropriate, in which case the Corporate Secretary has the authority to discard the communication or to take appropriate legal action regarding such communication.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all officers, directors, employees and consultants. Our Code of Business Conduct and Ethics is located on our website under the “Investor Relations” page. Our website address is http://www.silabs.com.

Risk Management

Our Board of Directors oversees our management, which is responsible for the day-to-day issues of risk management. Such oversight is facilitated in large part by the Audit Committee, which receives reports from management, the internal audit team, and the Company’s independent registered public accounting firm. In addition, members of management (including the Chief Executive Officer, Chief Financial Officer, and Chief Legal Officer) may also report directly to the Board of Directors on significant risk management issues.

Director Compensation and Indemnification Arrangements

Under the 2009 Stock Incentive Plan, on the date of the 2017 annual meeting of stockholders, the Board of Directors granted each non-employee director a Restricted Stock Unit (“RSU”) award that shall vest on approximately the first anniversary of the date of grant at no cost covering a number of shares of the Company’s common stock equal to $170,000 (or $225,000 for the Chairperson of the Board) divided by the average closing price of the Company’s common stock during the fourth fiscal quarter of 2016; provided that any former employee of the Company must have served as a non-employee director for at least six months in order to receive such award. Accordingly, as Chairman of the Board, Mr. Sooch received a grant of 3,576 RSUs and Messrs. Bock, Lazar, Lowe, Sadana, Wood and Ms. Richardson each received a grant of 2,702 RSUs on the date of the 2017 annual meeting of stockholders.

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PROPOSAL ONE: ELECTION OF DIRECTORS

During 2017, we paid our non-employee directors cash compensation consisting of (i) $50,000 per person per year, (ii) an additional $20,000 per year for the Chairman of the Audit Committee, (iii) an additional $9,000 per year for each Audit Committee member (excluding the Chairman), (iv) an additional $20,000 per year for the Chairman of the Compensation Committee, (v) an additional $9,000 per year for each Compensation Committee member (excluding the Chairman), (vi) an additional $10,000 per year for the Chairman of the Nominating and Corporate Governance Committee, (vii) an additional $5,000 per year for each Nominating and Corporate Governance Committee member (excluding the Chairman), (viii) an additional $20,000 per year for the Lead Director (ix) an additional $10,000 per year for the Chairman of the Mergers and Acquisitions Committee, (x) an additional $5,000 per year for each Mergers and Acquisitions Committee member (excluding the Chairman) and (xi) an additional $20,000 per year for the Chairman of the Board. Payments under the cash compensation plan are generally paid in equal quarterly installments on the last day of each fiscal quarter.

Cash compensation was pro-rated if the individual served less than the full year in a position.

Our certificate of incorporation limits the personal liability of our directors for breaches by them of their fiduciary duties. Our bylaws require us to indemnify our directors to the fullest extent permitted by Delaware law. We have also entered into indemnification agreements with all of our directors and have purchased directors’ and officers’ liability insurance.

In addition to the above compensation, we also reimburse non-employee directors for all reasonable out-of-pocket expenses incurred for attending board and committee meetings.

The following table provides summary information on compensation earned by each non-employee member of our Board of Directors in fiscal 2017.

Director Compensation Table for Fiscal 2017

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
William G. Bock	60,000	196,435	256,435
Neil Kim	19,516	0	19,516
Jack R. Lazar	75,000	196,435	271,435
Gregg Lowe	44,483	196,435	240,918
Nina Richardson	70,255	196,435	266,690
Sumit Sadana	81,220	196,435	277,655
Navdeep S. Sooch	70,000	259,975	329,975
William P. Wood	89,000	196,435	285,435

(1)

Amounts shown do not reflect compensation actually received by the director, but represent the grant date fair value as determined pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“ASC Topic 718”). The assumptions underlying the calculation are discussed under Note 12, Stock-Based Compensation, of the Company’s Form 10-K for the fiscal year ended December 30, 2017.

Recommendation of the Board of Directors

Our Board of Directors unanimously recommends that the stockholders vote

FOR the election of the Nominees for Class II Directors as listed above.

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PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal Two: Ratification of Appointment of Independent Registered Public Accounting Firm

Our Audit Committee has appointed the firm of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 29, 2018. Ernst & Young LLP has audited our financial statements since our inception in 1996. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

The following table presents fees for professional services rendered by Ernst & Young LLP for fiscal 2017 and 2016:

	2017 ($)	2016 ($)
Audit fees	1,481,000	1,186,000
Audit-related fees	3,000	1,400
Tax fees	277,500	108,000
All other fees	2,160	2,160
Total	1,763,660	1,297,560

Audit Fees. Audit fees relate to services rendered in connection with the audits of the annual consolidated financial statements and attestation of management’s report on internal controls over financial reporting included in our Form 10-K, the quarterly reviews of financial statements included in our Form 10-Q filings, fees associated with SEC registration statements, assistance in responding to SEC comment letters, accounting consultations related to audit services and statutory audits required internationally.

Audit-Related Fees. Audit-related fees include services for assurance and other related services, such as consultations concerning financial accounting and reporting matters and due diligence related to mergers and acquisitions.

Tax Fees. Tax fees include services for tax compliance, research and technical tax advice.

All Other Fees. All other fees include the aggregate fees for products and services provided by Ernst & Young LLP that are not reported under “Audit Fees,” “Audit-Related Fees” or “Tax Fees.”

The Audit Committee is authorized by its charter to pre-approve all auditing and permitted non-audit services to be performed by our independent registered public accounting firm. The Audit Committee reviews and approves the independent registered public accounting firm’s retention to perform attest services, including the associated fees. The Audit Committee also evaluates other known potential engagements of the independent registered public accounting firm, including the scope of the proposed work and the proposed fees, and approves or rejects each service, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent registered public accounting firm’s independence from management. At subsequent meetings, the Committee will receive updates on the services actually provided by the independent registered public accounting firm, and management may present additional services for approval. The Committee has delegated to the Chairman of the Audit Committee the authority to evaluate and approve engagements on behalf of the Committee in the event that a need arises for pre-approval between Committee meetings. If the Chairman so approves any such engagements, he will report that approval to the full Audit Committee at its next meeting. During fiscal 2017, all such services were pre-approved in accordance with the procedures described above.

Our Audit Committee has reviewed the fees described above and believes that such fees are compatible with maintaining the independence of Ernst & Young LLP.

Stockholder ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm is not required by our bylaws or other applicable legal requirement. However, the appointment of Ernst & Young LLP is being submitted to the stockholders for ratification. If the stockholders fail to ratify the appointment, the Audit Committee will

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PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

reconsider whether or not to retain the firm. Even if the appointment is ratified, the Audit Committee at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be appropriate.

Recommendation of the Board of Directors

Upon the recommendation of our Audit Committee, our Board of Directors unanimously recommends that the stockholders vote FOR the ratification of the appointment of

Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 29, 2018.

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PROPOSAL THREE: ADVISORY VOTE ON EXECUTIVE COMPENSATION

Proposal Three: Advisory Vote on Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the rules of the Securities and Exchange Commission.

This vote is advisory, and, therefore, not binding on the Company, the Compensation Committee, or our Board of Directors. However, our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the compensation of the Named Executive Officers as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to attract, motivate, and retain the Named Executive Officers, who are critical to our success. Under this program, the Named Executive Officers are rewarded for the achievement of strategic and operational objectives and the realization of increased stockholder value. Please read the Compensation Discussion and Analysis and the accompanying compensation tables beginning on page 21 of this Proxy Statement for additional information about our executive compensation program, including information about the compensation of the Named Executive Officers in 2017.

The Compensation Committee regularly reviews our executive compensation program to ensure that it achieves the desired goal of aligning our executive compensation structure with the interests of our stockholders and current market practices.

We are asking our stockholders to indicate their support for the compensation of the Named Executive Officers as described in this Proxy Statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on the compensation of the Named Executive Officers. Please note that this vote is not intended to address any specific item of compensation, but rather the overall compensation of the Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement.

We will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers as disclosed in this Proxy Statement is hereby approved.”

Recommendation of the Board of Directors

Our Board of Directors unanimously recommends that the stockholders vote FOR approval of the above resolution.

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OTHER MATTERS

Other Matters

We know of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

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OWNERSHIP OF SECURITIES

Ownership of Securities

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of January 31, 2018 by (i) all persons who were beneficial owners of five percent or more of our common stock, (ii) each director and nominee for director, (iii) the executive officers named in the Summary Compensation Table of the Executive Compensation section of this Proxy Statement and (iv) all then current directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable.

Beneficial Owner(1)	Shares Beneficially Owned	Percentage of Shares Beneficially Owned(2)
G. Tyson Tuttle(3)	196,074	*
John C. Hollister(4)	46,033	*
Brandon Tolany(5)	15,042	*
Sandeep P. Kumar(6)	27,248	*
Alessandro Piovaccari(7)	14,632	*
Navdeep S. Sooch(8)	439,756	1.0%
William G. Bock	40,724	*
Jack R. Lazar	13,324	*
Gregg Lowe	—	*
Nina Richardson	1,669	*
Sumit Sadana	6,286	*
William P. Wood(9)	38,266	*
Entities deemed to be affiliated with BlackRock, Inc.(10)	4,765,980	11.2%
Entities deemed to be affiliated with The Vanguard Group(11)	3,650,808	8.5%
Entities deemed to be affiliated with FMR LLC(12)	6,384,770	14.9%
Entities deemed to be affiliated with Wellington Management Group LLP(13)	2,330,009	5.5%
All directors and executive officers as a group (12 persons)(14)	839,054	1.96%
Total Beneficial Ownership	17,970,621	41.9%

*	Represents beneficial ownership of less than 1%.
(1)	Unless otherwise indicated in the footnotes, the address for the beneficial owners named above is 400 West Cesar Chavez, Austin, Texas 78701.
(2)

Percentage of ownership is based on 42,726,849 shares of common stock outstanding on January 31, 2018. Shares of common stock subject to stock options which are currently exercisable or will become exercisable within 60 days after January 31, 2018 and shares of common stock subject to restricted stock units which will become vested within 60 days after January 31, 2018 are deemed outstanding for computing the percentage for the person or group holding such awards but are not deemed outstanding for computing the percentage for any other person or group.

(3)	Includes 50,000 shares issuable upon exercise of stock options, 25,000 of which are vesting February 15, 2018 and 39,796 shares issuable upon the release of vested restricted stock units.
(4)	Includes 19,072 shares issuable upon the release of vested restricted stock units.
(5)	Includes 14,936 shares issuable upon the release of vested restricted stock units.
(6)	Includes 11,562 shares issuable upon the release of vested restricted stock units.
(7)	Includes 10,012 shares issuable upon the release of vested restricted stock units.
(8)	Includes 15,000 shares issuable upon exercise of stock options.
(9)	Includes 10,442 shares held in a limited partnership of which Mr. Wood is the sole general partner.
(10)

Pursuant to a Schedule 13G/A dated January 19, 2018 filed with the SEC, BlackRock, Inc. reported that as of December 31, 2017 it and certain related entities had sole voting power over 4,678,740 shares and dispositive power over 4,765,980 shares and that its address is 55 East 52nd Street, New York, New York 10055.

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OWNERSHIP OF SECURITIES

(11)

Pursuant to a Schedule 13G/A dated February 12, 2018 filed with the SEC, The Vanguard Group reported that as of December 31, 2017 it and certain related entities had sole voting power over 81,739 shares, sole dispositive power over 3,563,423 shares, shared voting power over 9,112 shares, and shared dispositive power over 87,385 shares and that its address is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(12)

Pursuant to a Schedule 13G/A dated February 13, 2018 filed with the SEC, FMR LLC reported that as of December 30, 2017 it and certain related entities had sole voting power over 2,034,300 shares and dispositive power over 6,384,770 shares and that its address is 245 Summer Street, Boston, Massachusetts 02210.

(13)

Pursuant to a Schedule 13G dated February 8, 2018 filed with the SEC, Wellington Management Group LLP, reported that as of December 29, 2017 it and certain related entities has shared voting power over 2,036,384 shares and shared dispositive power over 2,330,009 shares and that its address is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.

(14)	Includes an aggregate of 65,000 shares issuable upon exercise of stock options and an aggregate of 95,378 shares issuable upon the release of vested restricted stock units.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Certain Relationships and Related Transactions, and Director Independence

Certain Relationships and Related Transactions

Our bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. We have entered into indemnification agreements with all of our directors and executive officers and have purchased directors’ and officers’ liability insurance. In addition, our certificate of incorporation limits the personal liability of the members of our Board of Directors for breaches by the directors of their fiduciary duties.

Our Chairman of the Board, Mr. Sooch, is Chief Executive Officer, as well as a stockholder, of Ketra, Inc., a private company in the field of solid state lighting. In fiscal 2017, we sold approximately $0.3 million of products to Ketra in the ordinary course of business.

Policies and Procedures with Respect to Related Party Transactions

Our Audit Committee Charter requires that the members of our Audit Committee, all of whom are independent directors, review and approve all related party transactions as described in Item 404 of Regulation S-K promulgated by the SEC. We have also adopted a written policy regarding the approval of all related party transactions. Under such policy, each of our directors and executive officers must notify the Corporate Secretary (who, in turn, will provide such information to the Audit Committee) of any proposed related party transactions. To assist with the identification of potential related party transactions, we solicit information through questionnaires in connection with the appointment of new directors and executive officers and on an annual basis with respect to existing directors and executive officers. The Chairman of the Audit Committee is delegated the authority to approve or ratify any related party transactions in which the aggregate amount involved is expected to be less than $1 million per year. All other proposed related party transactions are subject to approval or ratification by the Audit Committee except for certain categories of transactions that are deemed to be pre-approved by the Audit Committee. In determining whether to approve or ratify a related party transaction, the Audit Committee and the Chairman, if applicable, will take into account, among other factors deemed appropriate, whether the related party transaction is on terms no more favorable to the counterparty than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Our Code of Business Conduct and Ethics requires our executive officers and directors to disclose any conflicts of interest, including any material transaction or relationship involving a potential conflict of interest. No executive officer may work, including as a consultant or a board member, simultaneously for us and any competitor, customer, supplier or business partner without the prior written approval of our Chief Financial Officer or legal department. Furthermore, executive officers are encouraged to avoid any direct or indirect business connections with our competitors, customers, suppliers or business partners.

Pursuant to our Corporate Governance Policy, we expect each of our directors to ensure that other existing and future commitments do not conflict with or materially interfere with their service as a director. Directors are expected to avoid any action, position or interest that conflicts with our interests, or gives the appearance of a conflict. In addition, directors should inform the Chairman of our Nominating and Corporate Governance Committee prior to joining the board of another public company to ensure that any potential conflicts, excessive time demands or other issues are carefully considered.

Director Independence

See the subsection entitled “Committees and Meetings” in the section of this Proxy Statement entitled “Proposal One: Election of Directors.”

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AUDIT COMMITTEE REPORT

Audit Committee Report

The following is the report of the Audit Committee with respect to the audit of the fiscal 2017 audited consolidated financial statements of Silicon Laboratories Inc. (the “Company”):

Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report thereon. Additionally, the independent registered public accounting firm is responsible for performing an independent audit of the Company’s internal controls over financial reporting and for issuing a report thereon. The Committee’s responsibility is to monitor and oversee these processes.

In this context, the Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Committee that the Company’s consolidated financial statements in the Annual Report were prepared in accordance with accounting principles generally accepted in the United States, and the Committee has reviewed and discussed the consolidated financial statements in the Annual Report with management and the independent registered public accounting firm. The Committee has discussed with the independent registered public accounting firm, Ernst & Young LLP, the required communications specified by auditing standards together with guidelines established by the SEC and the Sarbanes-Oxley Act.

The Company’s independent registered public accounting firm also provided to the Committee the written disclosures required by applicable requirements for the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee reviewed non-audit services provided by its independent registered public accounting firm for the last fiscal year, and determined that those services are not incompatible with maintaining the independent registered public accounting firm’s independence.

Based upon the Committee’s discussion with management and the independent registered public accounting firm and the Committee’s review of the representation of management and the reports of the independent registered public accounting firm to the Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2017 filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors:

Jack R. Lazar (Chairman)

Nina Richardson

William P. Wood

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EXECUTIVE OFFICERS

Executive Officers

Set forth below is information regarding the executive officers of Silicon Labs as of January 31,2018.

Name	Age	Position
G. Tyson Tuttle	50	President, Chief Executive Officer and Director
John C. Hollister	48	Senior Vice President and Chief Financial Officer
Brandon Tolany	44	Senior Vice President of Worldwide Sales
Sandeep P. Kumar, PhD	53	Senior Vice President of Worldwide Operations
Alessandro Piovaccari, PhD	54	Chief Technology Officer

G. Tyson Tuttle has served as a Director and our Chief Executive Officer since April 2012. Upon Mr. Bock’s retirement in February 2016, he also became President. Mr. Tuttle served as our Chief Operating Officer and Senior Vice President from May 2011 to April 2012. From January 2010 to May 2011, Mr. Tuttle served as our Chief Technical Officer. From May 2005 to December 2009, he was our Vice President and General Manager of Broadcast products including the audio and video product families. Mr. Tuttle joined Silicon Labs in 1997 as a senior design engineer. From 1999 to 2005, Mr. Tuttle served in a variety of product management, marketing and business leadership positions. Previously, Mr. Tuttle held senior design engineering positions at Crystal Semiconductor/Cirrus Logic and Broadcom Corporation where he focused on high-speed mixed-signal circuit design for mass storage and Ethernet applications. Mr. Tuttle holds an M.S. in Electrical Engineering from UCLA and a B.S. in Electrical Engineering from Johns Hopkins University. Mr. Tuttle has been granted over 70 patents covering many fundamental semiconductor inventions including key aspects of wireless communications.

John C. Hollister has served Silicon Labs as our Chief Financial Officer and Senior Vice President since June 2013. Prior to this role, Mr. Hollister was our Vice President, Business Development since April 2012, and also served as our Chief Information Officer from November 2012 to June 2013. Mr. Hollister served as our Vice President, Manufacturing and Asia Operations from November 2009 to April 2012. From April 2007 to October 2009, he was Managing Director, Asia Operations. Mr. Hollister joined Silicon Labs in 2004 and held financial management positions until April 2007. Prior to joining Silicon Labs, Mr. Hollister’s experience included Vice President of Finance at Cicada Semiconductor as well as various finance positions at Cirrus Logic, Veritas DGC, 3-D Geophysical and PricewaterhouseCoopers LLP. Mr. Hollister is a Certified Public Accountant and has a master’s degree in Accounting and a bachelor’s degree in Business Administration from the University of Texas at Austin.

Brandon Tolany has served as our Senior Vice President of Worldwide Sales since January 2016. Prior to joining Silicon Labs, Mr. Tolany served as Senior Vice President, Chief Sales and Marketing Officer at Freescale Semiconductor where he led global sales and marketing activities from 2013 to 2015. During his tenure at Freescale, Brandon progressed in a range of leadership positions including Vice President of Global Marketing for Microcontrollers and Director of Sales and Field Application Engineering for Freescale’s Americas West Region. Mr. Tolany started his career at Freescale in 2004 as a marketing manager for the i.MX applications processor product line. Prior to joining Freescale, Mr. Tolany was Director of Sales and Business Development for Luminent where he led global marketing efforts. He also served as a product manager at Mitsubishi Electric. Mr. Tolany holds a bachelor’s degree in Communications from the University of Texas at Austin.

Sandeep P. Kumar, PhD has served as our Senior Vice President of Worldwide Operations since July 2013. He previously served as Vice President of Operations Engineering from September 2009 to July 2013. He joined Silicon Labs in July 2006 and is responsible for worldwide operations. His team includes the manufacturing teams, CAD organization, process engineering and package engineering, product and test engineering, quality assurance, failure analysis, as well as the prototype production and reliability test labs. Dr. Kumar’s group drives the company technology strategy and supplier choices. Prior to joining Silicon Labs, Dr. Kumar managed global test engineering teams and was responsible for worldwide product and test engineering for the storage business at Agere Systems, Lucent technologies and AT&T Bell Labs. Dr. Kumar has a bachelor’s degree in Electrical Engineering from the Indian Institute of Technology in Bombay, a M.S. in Electrical Engineering from the University of Evansville in Indiana and a Ph.D. in Electrical Engineering from Lehigh University.

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EXECUTIVE OFFICERS

He serves on the Electrical and Computer Engineering Department’s Industry Advisory Council for Southern Illinois University in Carbondale, IL.

Alessandro Piovaccari, PhD has served as our Chief Technology Officer since February 2015. He is responsible for the Company’s product and technology research and development. He joined Silicon Labs in 2003 to design the company’s single-chip FM radio products. In 2006, he became part of the Video Broadcast division, where he co-architected the company’s single-chip TV tuner IC and later managed the team as Director of Engineering. From 2012 to 2015 he served as Vice President of Engineering responsible for research and development of the company’s IoT hardware products. Previously, Dr. Piovaccari also held several technical and management positions at Tanner Research and Cadence Design Systems. Dr. Piovaccari holds 36 issued patents and is a Senior Member of IEEE and a Full Member of AES. Dr. Piovaccari received Laurea and PhD degrees in electronic engineering and computer science from the University of Bologna and a Post-Master’s Certificate with Honors in electrical engineering from Johns Hopkins University.

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information regarding the 2017 compensation program for our principal executive officer, principal financial officer, and three other most highly compensated executive officers of the Company. For 2017, these individuals were:

•	G. Tyson Tuttle, our Chief Executive Officer (our “CEO”).

•	John C. Hollister, our Senior Vice President and Chief Financial Officer (“CFO”).

•	Brandon Tolany, our Senior Vice President of Worldwide Sales

•	Sandeep P. Kumar, PhD, our Senior Vice President of Worldwide Operations

•	Alessandro Piovaccari, PhD, our Chief Technology Officer

We refer to these executive officers collectively in this Proxy Statement as the “Named Executive Officers” or “NEOs”.

Here, we describe the material elements of our compensation program for the Named Executive Officers during 2017 as administered by the Compensation Committee of our Board of Directors (the “Compensation Committee”). This analysis also provides an overview of our executive compensation philosophy, including our principal compensation policies and practices, with respect to Named Executive Officers. Finally, it explains how and why the Compensation Committee arrived at the specific compensation decisions for our Named Executive Officers in 2017, and discusses the key factors that the Compensation Committee considered in determining their compensation.

2017 Business Results

Fiscal 2017 revenue of $769 million grew 10% from fiscal 2016. Continued growth in IoT and Infrastructure products was the key driver of these results. Silicon Labs continued to deliver strong gross margins, of 59% in 2017, reflecting the quality of the company’s products and served markets. Through disciplined management of operating expenses combined with strong revenue growth, Silicon Labs delivered 28% growth in operating income for the year. Net income declined due to higher interest expense related to the Company’s convertible notes, combined with an increase in our income tax provision resulting from U.S. corporate tax reform. Headcount increased by approximately 2% from 2016 due to organic hiring and an acquisition.

Silicon Labs’ cash flow from operations has been positive nearly every quarter since it went public in 2000. In fiscal 2017, the company delivered record operating cash flows of $190 million. The company ended the year with $770 million in cash, cash equivalents and investments, and is well-positioned to execute on its capital deployment strategy focusing on M&A and share repurchases.

2017 Business Highlights

•

IoT products grew 26% year-on-year, exceeding expectations, and representing 51% of total 2017 revenue, up from 45% in 2016. Silicon Labs’ wireless products led these results, with growth outpacing the overall market.

•

Infrastructure grew 7% year-on-year, falling short of expectations due to macro weakness in optical networking impacting our timing products, offset by robust performance by our isolation products. During 2017, the company’s infrastructure products benefited from continued widespread adoption of its isolation products in industrial and automotive markets.

•

Broadcast product revenues also exceeded expectations in 2017, declining only 3% for the year. Reductions in TV tuner ASPs drove a decline in Broadcast consumer product revenue despite increasing market share, with some offset by growth in automotive radio products.

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COMPENSATION DISCUSSION AND ANALYSIS

•	Access declined 11%, consistent with expectations.

•	Participation in the Industrial end market grew to roughly half of 2017 revenue, up from approximately 40% in 2016.

•	Worldwide distribution revenue increased to 73% of total revenue, up 16% from 2016.

•	The company’s customer count increased by more than 15% to 35,000.

Significant Executive Compensation Actions

Our Compensation Committee, which consists entirely of independent directors, sets the compensation of our Named Executive Officers. For 2017, the Compensation Committee took the following actions with respect to the compensation of our Named Executive Officers:

•

Increased base salaries for Messrs. Tuttle and Hollister to bring them to the approximate median level of the market data (as adjusted to reflect the factors described under “Compensation-Setting Process” below).

•

Approved cash incentive bonus targets tied to our 2017 financial performance (such awards to our continuing Named Executive Officers ultimately paid out at 107.9% of target for Messrs. Tuttle, Hollister and Dr. Kumar, at 119.9% of target for Mr. Tolany and at 98.2% of target for Dr. Piovaccari).

•

Approved long-term incentive compensation, in the form of a combination of Restricted Stock Units (“RSUs”), Performance Shares (“PSU”), and Market Stock Units (“MSU”) to further align the incentives of the executives and stockholders, retain key employees, and reward performance.

•

We extended stock ownership guidelines beyond our CEO to include our CFO and other executive officers. The CFO is required to hold equity with a value of three times his base salary. Other Section 16 officers will be required to hold equity with a value of one times base salary. A phase-in period will be allowed in all cases.

•	We prohibited pledging of the Company’s securities.

Significant Corporate Governance Standards

We have endeavored to maintain high standards in our executive compensation and governance practices. The following policies remained in effect in 2017:

•	We do not provide excise tax gross-ups in the event of a change in control.

•

We have stock ownership guidelines for our CEO and CFO that require the holding of our equity with a value equal to a multiple of three times their base salary (following a phase-in period). Other NEOs will be required to hold equity with a value of one time their base salary (following a phase-in period).

•	All change in control agreements contain double trigger (rather than single trigger) change in control provisions.

•	We have stock ownership requirements for our Board of Directors to require the holding of our equity with a value equal to three times their annual cash retainer following a phase-in period.

•

We do not provide significant perquisites or other personal benefits to our executive officers. Other than an annual physical examination paid for by the Company, our executive officers participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time employees.

•	We have operated with the roles of Chairman of the Board and Chief Executive Officer separated for several years. We also have a Lead Independent Director on our Board.

•	We do not offer retirement plans or nonqualified deferred compensation plans or arrangements to our executive officers, other than the 401(k) plan offered to our other salaried full-time employees.

•	The compensation consultant engaged by the Compensation Committee does not provide any other services to the Company.

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COMPENSATION DISCUSSION AND ANALYSIS

•

We conduct an annual review of our compensation programs for executive officers and other employees to assess the level of risk associated with those programs and the effectiveness of our policies and practices for monitoring and managing these risks.

•

We have a recoupment (or clawback) policy to provide for recovery of incentive compensation from any executive officer whose fraud or willful misconduct results in a restatement of our financial results.

Compensation Philosophy

Our executive compensation program supports our long-term strategic and operational goals. It is intended to attract, motivate, and retain talented individuals to serve as our executive officers. The Compensation Committee designs the various components of our executive compensation program to be market competitive and support growth and profitability objectives while remaining aligned with our culture.

We hold our executives to high performance standards and our compensation plans for our CEO and other Named Executive Officers are designed to deliver competitive base pay and attractive incentive opportunities if performance is outstanding while delivering significantly lower actual compensation when performance is below our rigorous standards. To this end, a significant portion of target compensation for our executives is designed to be at risk.

Salaries are compared not only to our peer group listed below, but also to data from Radford Technology survey. Our target for salaries, considering data from each source, is market competitive. Our cash incentive plan, discussed below, is based on achieving corporate targets including financial targets with MBO targets for two of our Named Executive Officers. This plan targets above-market awards when the Company is performing and places cash incentives at risk when performance targets are not achieved. See also Cash Incentive Bonus below.

In our equity program, in addition to time-based RSUs, we use two forms of performance shares, MSUs and PSUs, to maintain high performance standards in our long-term incentive plan. Our use of MSUs began in 2012 and has consistently been part of our long-term incentive strategy. We require significant levels of performance in terms of Total Shareholder Return (or “TSR”) relative to the Philadelphia Semiconductor Index (“XSOX” or “Index”) for MSUs to be earned at target levels.

In addition to MSUs, we use PSUs to incentivize and reward operational focus on revenue growth. With a target at 10% revenue growth year-over-year, PSUs provide zero reward for 5% or less revenue growth and, conversely, pays 200% of target upon achieving 15% revenue growth. The revenue growth factor is prorated for revenue growth between 5% and 15% (i.e. if revenue growth is 9%, the revenue growth factor of 80% is applied to determine the PSU result). We believe these performance awards appropriately focus our executives on operational activities that drive sustained performance and growth.

This equity approach provides a strong alignment between pay-for-performance, operational results and retention of key executive talent. The design appropriately establishes a clear focus on TSR and year-over-year revenue growth. As such, our compensation program provides modest compensation when longer-term performance is below expectations. We believe that this approach optimally aligns the interests of management and our stockholders and results in the greatest emphasis on long-term stockholder value creation. For more information on the design of our equity programs and for awards granted in 2017, see “Long-term Incentives Equity Awards” below.

Compensation-Setting Process

Role of Compensation Committee. The Compensation Committee is responsible for administering our executive compensation program, as well as determining and approving the compensation for our Named Executive Officers. The Compensation Committee regularly reports to our Board of Directors on its deliberations and actions.

The Compensation Committee uses a balanced approach to set the compensation of our executive officers, with each primary direct component of compensation (base salary, annual cash incentive bonus, and long-term incentive compensation) designed to play a specific role in achieving this objective. The Compensation Committee determines the

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compensation of each executive officer with respect to each compensation component based, in part, on its own analysis of competitive market data and the recommendations of our CEO, both as described below. Additionally, the Compensation Committee periodically reviews whether our compensation policies and practices create any risks reasonably likely to have a material adverse impact on the Company and the steps that have or should be taken to monitor and mitigate such risks.

The Compensation Committee exercises its own judgment in making its compensation decisions and may accept or reject our CEO’s recommendations. In addition, the Compensation Committee receives input from its compensation consultant and meets in executive session (without our CEO present) prior to making its final determinations regarding compensation.

Differences in compensation among our executive officers are the result of the Compensation Committee’s exercise of its judgment, following its review of our CEO’s recommendations, its analysis of competitive market data and its consideration of overall Company performance, competitive pressures, business conditions, the value of current equity holdings and the potential financial impact of its compensation decisions. The key factors in the variance in compensation levels among our executive officers are differences in the competitive market data for each position and differences in each executive officer’s individual performance.

In determining the compensation of our CEO, the Compensation Committee consults with the other independent members of our Board of Directors, assesses our CEO’s individual performance, and considers competitive market data and the other factors described above.

For our Named Executive Officers, the Committee targets a market competitive range for base salaries and targets a range between 65th and 75th percentile in total direct compensation when our stringent performance targets are achieved. The factors described above provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each Named Executive Officer. No single factor was determinative in setting pay levels, nor was the impact of any factor on the determination of pay levels quantifiable.

The Committee also noted that our stockholders approved our executive compensation practices pursuant to the advisory vote at our 2017 annual stockholders meeting, and the Committee believes that our compensation practices are at least as favorable to the Company as those that were previously approved.

Role of Management. In carrying out its responsibilities, the Compensation Committee works with members of our management, including our CEO. Typically, our management assists the Compensation Committee by providing information on Company performance and its perspective on compensation matters. Our CEO generally attends Compensation Committee meetings (except with respect to discussions involving his own compensation).

Our CEO formulates recommendations regarding our executive officers’ compensation (except for his own compensation) for the Compensation Committee. These recommendations are based on a review of the competitive market data developed by the Compensation Consultant, his performance evaluation of each executive officer and other considerations, including competitive pressures, business conditions, the value of current equity holdings, each individual’s tenure, compensation history, prior experience, distinctive value to the Company, variances in job responsibilities relative to similarly titled executives at other companies, the appropriate mix of compensation components, the Company’s overall performance and the potential financial impact (including dilution and compensation cost) associated with their compensation. Our CEO does not use a specific formula to weight these various factors.

Our CEO conducts this assessment with the assistance of our Chief People Officer. Our CEO then makes formal recommendations to the Compensation Committee regarding adjustments to base salary, annual cash incentive bonus opportunities and equity awards for our executives (except with respect to his own compensation). Our CEO also recommends performance measures and related target levels for annual cash incentive bonus and equity awards (except with respect to his own compensation).

While the Compensation Committee solicits and reviews our CEO’s recommendations and proposals with respect to compensation-related matters, the Compensation Committee only uses these recommendations and proposals as one factor in making its own compensation decisions for our executive officers.

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COMPENSATION DISCUSSION AND ANALYSIS

Role of Compensation Consultant. The Compensation Committee is authorized to retain the services of compensation consultants and other advisors from time to time, as it sees fit, in connection with the administration of our executive compensation programs.

The Compensation Committee retained Compensia, Inc., a national compensation consulting firm providing executive compensation advisory services (“Compensia”), to provide competitive market data and analysis regarding material elements of compensation, including base salary, cash incentives and equity incentives. Compensia served at the discretion of the Compensation Committee. Compensia did not provide any other services to the Company in 2017.

With the approval of the Compensation Committee, Compensia also provides our CEO and our Chief People Officer with market data regarding compensation for our executive officers so that our CEO’s compensation recommendations to the Compensation Committee are consistent with our compensation philosophy.

Competitive Positioning. The Compensation Committee believes it is in the best interests of our stockholders to ensure that our executive compensation is competitive with that of other companies of similar size and complexity. In late 2016, the Compensation Committee directed Compensia to use data gathered from the 2016 Radford Executive Compensation Survey and publicly-available information from the following companies to identify and analyze the competitive market for 2017 executive compensation:

Cavium Inc.	InvenSense
Cirrus Logic	Lattice Semiconductor Corp.
Cree	MaxLinear
Cypress Semiconductor Corporation	Microsemi Corporation
Diodes Incorporated	Monolithic Power Systems Inc.
Inphi	Power Integrations Inc.
Integrated Device Technology, Inc.	Semtech Corporation
Intersil Corporation	Synaptics Incorporated

Compensation Elements

The primary direct components of our executive compensation program are base salary, annual cash incentive bonus and equity awards. The Compensation Committee does not use a prescribed formula for allocating compensation between annual and long-term compensation, between cash and non-cash compensation, or among different forms of non-cash compensation.

Base Salary. The 2017 base salaries are set forth in the following table:

Named Executive Officer	2016 Base Salary ($)(1)	Percentage Increase	2017 Base Salary ($)
G. Tyson Tuttle	600,000	4.3%	626,000
John C. Hollister	360,000	3.3%	372,000
Brandon Tolany	375,000	—	375,000
Sandeep P. Kumar	340,000	—	340,000
Alessandro Piovaccari	340,230	—	340,230

(1)	The actual base salaries paid to the Named Executive Officers during 2017 are set forth in the Summary Compensation Table below.

Annual Cash Incentive Bonus. Each year, the Compensation Committee adopts a bonus plan (the “Bonus Plan”) to reward exceptional performance and align the financial incentives of our Named Executive Officers with our short-term operating plan and long-term strategic objectives and the interests of our stockholders. The Compensation Committee

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approves the design, structure, and performance objectives, as well as each objective’s relative weighting, under the Bonus Plan. The Compensation Committee designs the Bonus Plan to pay each Named Executive Officer up to 150% of his target annual cash incentive bonus opportunity for outstanding performance. Consistent with our “pay-for-performance” philosophy, however, no payment is guaranteed if an executive officer fails to meet the minimum established performance objectives for his award opportunity under the Bonus Plan.

Typically, the Compensation Committee establishes one or more corporate financial metrics tied to our annual operating plan as the principal measures for determining each executive officer’s annual cash incentive bonus. For 2017, consistent with our business strategy, the Compensation Committee established adjusted revenue, adjusted operating income as a percentage of adjusted revenue and adjusted margin as the principal corporate financial metrics. For this purpose, “adjusted revenue” and “adjusted margin percentage” and “adjusted operating income” mean revenue, gross margin and operating income (as a percentage of adjusted revenue) as determined under generally accepted accounting principles modified for intangible asset amortization, acquisition-related items, termination costs and impairments. These adjusted measures more clearly highlight the results of core ongoing operations. For purposes of cash incentive bonuses, the Compensation Committee reserves the authority to determine whether to exclude any item when making adjustments from the corresponding GAAP metric.

To reflect their functional roles and responsibilities, the Compensation Committee established corporate financial metrics as set forth in the table below for the purpose of determining the annual cash incentive bonuses, for the Named Executive Officers. With respect to revenue and adjusted operating income, the percentage payout was determined using a sliding scale based on actual performance, with no minimum payout and a maximum payout of 150% of the executive’s target annual cash incentive bonus opportunity for above-target performance. The plan allowed for 100% payout at 100% of plan target. For the adjusted revenue component, there was a decreasing scale to 10% at 90% of plan target, no payment below 90% of target and a maximum payout of 150% at 110% of target. For the adjusted margin and operating income components, there was a decreasing scale to 10% at 80% of plan target, no payment below 80% of target and a maximum payout of 150% at 120% of target.

For 2017, the target annual cash incentive bonus opportunities and the relative weighting of the corporate financial metrics in their capacities as Named Executive Officers were as follows:

Named Executive Officer	Target Annual Cash Incentive Award Opportunity (as a Percentage of Base Salary) (%)	Performance Metrics	Weighting %
G. Tyson Tuttle	125%	Adjusted Revenue	50%
		Adjusted Operating Income %	50%
John C. Hollister	85%	Adjusted Revenue	50%
		Adjusted Operating Income %	50%
Brandon Tolany	100%	Adjusted Revenue	75%
		MBO	25%
Sandeep P. Kumar	75%	Adjusted Revenue	50%
		Adjusted Margin %	50%
Alessandro Piovaccari	75%	Adjusted Revenue	25%
		Adjusted Operating Income %	25%
		MBO	50%

Award Decisions and Analysis. To ensure a direct correlation between our short-term performance and our actual business results, the Compensation Committee makes quarterly payments to our Named Executive Officers under the Bonus Plan. Each fiscal quarter, bonus payments are made to the extent we have achieved our pre-established corporate financial metrics.

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Our Board of Directors and the Compensation Committee may exercise discretion either to make payments absent attainment of the relevant performance metric target levels or to reduce or increase the size of any award payment. Neither the Board of Directors nor the Compensation Committee exercised such discretion in 2017.

For each of the Named Executive Officers, the portion of his target annual cash incentive bonus opportunity that was attributable to these corporate financial metrics was allocated over the four fiscal quarters of 2017 in proportion to the amount of revenue that we estimated we would generate in each such quarter as reflected in our 2017 annual operating plan approved by our Board of Directors. Our Board of Directors established quarterly target levels with respect to the annual operating plan for each of the corporate financial metrics. We set these target levels to be very challenging this year and, as a result, set a higher incentive for achieving the plan.

Messrs. Tuttle, Hollister and Dr. Kumar’s bonus payments were directly tied to the achievement of our corporate financial metrics. Mr. Tolany and Dr. Piovaccari’s bonus targets included both corporate financial metrics and a functional Management Bonus Objective (“MBO”) component. MBO payments are based on the achievement of individual goals, which are designed to support our short and long term corporate objectives.

Mr. Tuttle’s cash incentive bonus was based solely on Company financial targets with 50% of the incentive based on Adjusted Revenue and 50% based on Adjusted Operating Income. The Adjusted Revenue portion of his bonus paid out at 109.6% of target and Adjusted Operating Income paid out at 106%. This resulted in a total bonus payout of 107.9%

Mr. Hollister’s cash incentive bonus also was based solely on Company financial targets with 50% of the incentive based on Adjusted Revenue and 50% based on Adjusted Operating Income. The Adjusted Revenue portion of his bonus paid out at 109.6% of target and Adjusted Operating Income paid out at 106%. This resulted in a total bonus payout of 107.9%

Mr. Tolany’s cash incentive bonus metrics also included financial and MBO targets. Mr. Tolany’s incentive was based 75% on adjusted revenue, where he achieved 109.6% of his target for 2017, and also included an MBO with respect to 25% of the total cash incentive bonus. His MBO targets were based on quarter over quarter growth in design wins and lifetime revenue associated with those wins. Mr. Tolany received a score of 150% for his MBO target achievement in 2017, making his total incentive achieved 120% for the year.

Dr. Kumar’s cash incentive bonus was based solely on Company financial targets with 50% of the incentive based on Adjusted Revenue and 50% based on Adjusted Margin. The Adjusted Revenue portion of his bonus paid out at 109.6% of target and the Adjusted Margin portion paid out at 105%. This resulted in a total bonus payout of 107.4%.

Dr. Piovaccari’s cash incentive bonus metrics included both Company financial and individual MBO targets. With respect to his financial targets, the cash incentive bonus was based on 25% on adjusted revenue and 25% on adjusted operating income; these portions of his target cash incentive bonus paid out at 109.6% and 106%, respectively. Dr. Piovaccari’s MBO, based on timely product launches in 2017, informed 50% of his bonus. Dr. Piovaccari received a score of 88.3% for his MBO and his total incentive achieved was 98% for 2017.

Appendix I provides a reconciliation of GAAP and non-GAAP executive compensation financial measures and shows the corporate financial metric targets and actual performance against those targets for 2017.

The resulting payments to the continuing Named Executive Officers were as follows:

Named Executive Officer	Target Bonus as a Percent of Base Salary (%)	Actual Bonus as a Percent of Base Salary (%)
G. Tyson Tuttle	125%	134.9%
John C. Hollister	85%	91.7%
Brandon Tolany	100%	119.9%
Sandeep P. Kumar	75%	80.5%
Alessandro Piovaccari	75%	73.6%

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COMPENSATION DISCUSSION AND ANALYSIS

The cash incentive bonus paid to the Named Executive Officers during 2017 are set forth in the Summary Compensation Table below under the heading “Non-Equity Incentive Plan Compensation.”

Long-Term Incentive Equity Awards. The Compensation Committee uses long-term incentive compensation, typically in the form of equity awards, for our Named Executive Officers, to retain talent, to align their interests with the interests of our stockholders and to provide incentives that we believe encourage behaviors that will maximize stockholder value. For 2017, the Compensation Committee approved the use of a mix of MSUs, PSUs and RSUs.

MSU Awards. Since 2011 we have awarded MSUs that compare our TSR against the XSOX. For MSU awards granted prior to 2017, a payment equal to the target number of units can only be earned if our TSR exceeds the TSR results of the Index by 25 points. Where our TSR is either greater or lower than the Index results, payment is scaled 1.54 to 1, as shown in MSU Scale A.

MSU Scale A

SLAB TSR% minus Index TSR%	Payout % of Target MSUs	Comment
90+	200.0%	To earn the maximum award, SLAB TSR must exceed Index TSR by 90 points
70	169.3%
50	138.5%
30	107.7%
25	100.0%	To earn the target MSU award, SLAB TSR must exceed Index TSR by 25 points
20	92.3%
10	76.9%
0	61.5%	If SLAB TSR matches the Index TSR, MSUs are earned at 61.5% of Target
-20	30.8%
-30	15.4%
-40 or worse	0.0%	If SLAB TSR is more than 40 points below the Index TSR no MSUs are earned

For MSU awards granted in 2017, a payment equal to the target number of units can be earned if our TSR is equal to the results of the XSOX. Payment is scaled 2 to 1 if our TSR exceeds the XSOX, and 3 to 1 when our TSR is lower than the XSOX, as shown in MSU Scale B.

MSU Scale B

SLAB TSR% minus Index TSR%	Payout % of Target MSUs	Comment
50+	200.0%	To earn the maximum award, SLAB TSR must exceed Index TSR by 50 points
30	160%
20	140%
10	120%
0	100%	If SLAB TSR matches the Index TSR, MSUs are earned at 100% of Target
-20	40%
-30	10%
-33.34 or worse	0.0%	If SLAB TSR is more than 33.34 points below the Index TSR no MSUs are earned

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Our MSUs include the following features:

Cap on MSU payouts if TSR is negative. Our Compensation Committee included a cap on MSU payouts such that in the event our TSR is negative, the maximum payout under the MSUs would be 100% of the target award (regardless of the amount of TSR outperformance relative to the XSOX). This feature was added to reflect leading best practices in program design and to further strengthen the program from a pay-for-performance and shareholder alignment perspective.

One-     and     two-year measurement points. In order to further promote sustained performance and to support multi-year retention, our awards provide an opportunity for our executives to “bank” up to one-third of their target award based on relative TSR performance after one-     and      two-years. The remaining one-third of the target award opportunity and all potential upside opportunity remains reserved for the three-year measurement period. All shares earned or banked are settled at the end of the three-year period to maximize the retentive value of the awards. Pursuant to the payment scale above, in order for the target number of shares to be “banked” for one- or two- year performance, our TSR must exceed that of the XSOX by 25 points or more in the applicable performance period for grants prior to 2017. For grants in 2017, our TSR must equal that of the XSOX in the applicable performance period. Grants prior to 2017 continue to be measured using MSU Scale A. MSU grants made in 2017 are measured using MSU Scale B.

PSU Awards. The Compensation Committee granted PSUs in 2017 to align our executive’s incentives with our revenue growth expectations. The PSUs measure revenue during a single fiscal year relative to revenue for the preceding fiscal year. The number of eligible PSUs is a product of the (a) target number of units and (b) the revenue growth factor. The revenue growth factor is scaled on a performance matrix where 5% or less revenue growth results in zero units, 15% or greater revenue growth results in 200% of the target units and with straight line scaling between 5% and 15% revenue growth. Accordingly, less than 10% revenue growth results in below-target units. The eligible PSUs vest after three years of service following the date of grant.

RSU Awards. The RSUs awarded in 2017 provide a retention incentive and align the interests of our executive officers with those of our stockholders. These RSUs generally vest as to the underlying shares of common stock in three annual installments on each anniversary of the date of grant.

The Named Executive Officers were granted the following MSU, PSU and RSU awards during 2017:

	Performance Awards Nominal Number of Shares (#)			RSU Awards
Named Executive Officer			Grant Date Fair Value ($)	Number of Shares (#)	Grant Date Fair Value ($)
G. Tyson Tuttle	35,834	(1)	2,809,206	35,834	2,592,590
John C. Hollister	11,426	(2)	895,742	11,426	826,671
Brandon Tolany	10,580	(3)	829,420	10,580	765,463
Sandeep P. Kumar	7,374	(4)	578,084	7,374	533,509
Alessandro Piovaccari	7,946	(5)	622,927	7,946	574,893

(1)	Represents target 17,917 shares of MSUs and 17,917 shares of PSUs.
(2)	Represents target 5,713 shares of MSUs and 5,713 shares of PSUs.
(3)	Represents target 5,290 shares of MSUs and 5,290 shares of PSUs.
(4)	Represents target 3,687 shares of MSUs and 3,687 shares of PSUs.
(5)	Represents target 3,973 shares of MSUs and 3,973 shares of PSUs.

Actual Performance of Plan-Based Awards. The following table contains information concerning PSU and MSU award performance in fiscal year 2017. For shares earned and unearned, see table Outstanding Equity Awards at Fiscal 2017 Year-End.

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Performance – MSU Grants awarded to NEOs* from FY15 to FY17

*NEOs with outstanding MSU grants include G. Tyson Tuttle, John C. Hollister, Brandon Tolany, Sandeep Kumar and Alessandro Piovacarri.

					TSR During Performance Period
Year of Grant	Performance Period	Status	Target TSR	SLAB	XSOX	Payment %
FY 15	1-Year	Complete	Index + 25 Points	11.84%	4.03%	73.54%
FY 15	2-Year	Complete	Index + 25 Points	41.58%	37.22%	68.21%
FY 15	3-Year	Complete	Index + 25 Points	102.16%	105.23%	56.77%
FY 16	1-Year	Complete	Index + 25 Points	26.29%	31.77%	53.06%
FY 16	2-Year	Complete	Index + 25 Points	80.33%	97.08%	35.71%
FY 16	3-Year	In Progress	Index + 25 Points	80.33%	97.08%	35.71%
FY 17	1-Year	Complete	Index	42.63%	49.48%	79.44%
FY 17	2-Year	In Progress	Index	42.63%	49.48%	79.44%
FY 17	3-Year	In Progress	Index	42.63%	49.48%	79.44%

Performance – PSU Grants awarded to NEOs in FY17

NEOs with outstanding PSU grants include G. Tyson Tuttle, John C. Hollister, Brandon Tolany, Sandeep Kumar and Alessandro Piovaccari.

Performance Shares (PSU)
Year of Grant	Performance Period	Status	Revenue Growth	Payment %
2017	1-Year	Complete	11.01%	120%

CEO Pay Ratio

The CEO Pay Ratio analysis is a required disclosure enacted by the Securities and Exchange Commission (“SEC”) pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”).

A reasonable estimate was prepared of our CEO’s annual total compensation for fiscal year 2017 to that of all other full-and part-time Company employees for the same period. The calculation of all employees compensation was determined in the same manner as the “Total Compensation” shown for our CEO in the “Summary Compensation Table” with some adjustments necessary to report all amounts in US currency. The calculations do not use the SEC-permitted exclusions for small sites or the application of cost-of-living adjustments for non-US locations. Our employees do not work in locations where data privacy rules prohibit the inclusion of their compensation data in this analysis. Due to differences in permissible methodologies as well as certain exclusions and use of estimates and assumptions, the pay ratio reported by other companies may not be comparable to the pay ratio reported below.

Pay elements included in the annual total compensation for each employees may include all or some of the following:

•	Base salary including 13th month payments

•	Bonus, including quarterly profit sharing, annual MBO, recruiting referral bonuses, and ad-hoc bonuses earned via outstanding performance or for international travel

•	Sales commissions

•	Benefits, as provided to eligible roles in certain markets such as Company-paid life insurance premiums, car allowances or reimbursement for Company-paid executive physicals

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•	Long term incentives including RSUs and Restricted Cash Awards (“RCAs”) as provided to eligible roles in certain markets.

Our calculations were prepared based on our active headcount as of December 31, 2017.

We determined the compensation of our median employees by calculating the total annual compensation using the applicable components above, ranking employees (excluding our CEO) from highest to lowest paid and identifying the median employee.

The total annual compensation for our CEO was $6,874,675 and our median employee was $130,891. The resulting ratio is 51.8 to 1.

Post-Employment Compensation

The equity awards granted to our Named Executive Officers under the Company’s 2009 Stock Incentive Plan, as amended and restated on April 20, 2017, and Change in Control Agreements approved by the Board on October 20, 2016 provide for accelerated vesting of any unvested shares in the event that (i) such equity awards are not assumed or replaced by the acquiring entity in connection with a change in control of the Company or (ii) the Named Executive Officer is demoted, relocated, or terminated other than for misconduct within the period beginning upon the earlier of our execution of a definitive agreement that results in a change in control or 90 days prior to a change in control and ending 18 months following the change in control transaction. We have provided for this treatment based on our belief that such treatment ensures that the executive officers remain focused on their responsibilities in the event of a potential transaction that will result in a significant benefit to our stockholders. Additionally, the Change in Control Agreements provide twelve months of base salary, target bonus and twelve months of COBRA should said events take place. The terms and conditions of these change in control provisions are provided at a level that the Compensation Committee believes to be comparable to those of companies of similar size in our industry sector.

Welfare, Retirement, and Other Benefits

Welfare Benefits. The Company maintains an array of benefit programs to meet the health care and welfare needs of our employees, including medical and prescription drug coverage, dental and vision programs, medical and dependent care flexible spending accounts, short-term disability insurance, long-term disability insurance, accidental death and dismemberment insurance, and group life insurance, as well as customary vacation, paid holiday, leave of absence and other similar policies. Our executive officers, including the Named Executive Officers, participate in these benefit programs on the same general terms as all of our salaried employees.

Retirement Benefits. The Company has established a tax-qualified Section 401(k) retirement savings plan for our employees. Our executive officers, including the Named Executive Officers, are eligible to participate in this plan on the same general terms available to all of our full-time employees. Currently, plan participants are provided with matching contributions that are subject to time-based vesting conditions. It is intended that this plan qualify under Section 401(a) of the Internal Revenue Code so that contributions by participants to the plan, and income earned on plan contributions, are not taxable to participants until withdrawn from the plan. Our executive officers, including the Named Executive Officers, do not receive any retirement benefits beyond those generally available to our full-time employees.

Perquisites and Other Personal Benefits. In addition to the general welfare benefits described above, the Compensation Committee has determined that we provide our executive officers, including the Named Executive Officers, with an annual physical examination beyond the benefit provided under our standard health care plans.

The Compensation Committee does not view perquisites or other personal benefits as a significant component of our executive compensation program and, except as described in the preceding paragraph, did not provide any perquisites or other personal benefits to our executive officers during 2017.

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Income Tax and Accounting Considerations

Deductibility of Executive Compensation. In determining which elements of compensation are to be paid, and how they are weighted, the Compensation Committee takes into account the implications of Section 162(m) of the Internal Revenue Code (“Section 162(m)”). Generally, Section 162(m) prohibits us from taking a federal income tax deduction for remuneration in excess of $1 million paid to our CEO and each of the other three most highly-compensated executive officers of the Company in a taxable year (not including the CFO for taxable years ending on or before December 31, 2017). For taxable years ending on or before December 31, 2017, remuneration in excess of $1 million may be deducted if, among other things, it qualifies as “performance-based compensation” within the meaning of the Internal Revenue Code. In this regard, the compensation income realized upon the exercise of stock options and settlement of other performance-based equity awards granted under a stockholder-approved equity incentive plan generally will be deductible so long as the awards are granted by a committee whose members are non-employee directors and certain other conditions are satisfied.

Under federal tax legislation enacted on December 22, 2017 and effective for taxable years beginning on or after January 1, 2018, the exemption from the $1 million deduction limit for performance-based compensation has been repealed, and the persons treated as covered employees subject to the deduction limit have been expanded to include our CFO, as well as our CEO and our other three most highly-compensated Named Executive Officers. Further, any executive officer who was a covered employee for any taxable year beginning after December 31, 2016 will continue to be treated as a covered employee in all future years. The prior Section 162(m) provisions will, however, continue to apply to remuneration paid pursuant to binding written contracts in effect on November 2, 2017 and that are not materially modified after that date.

The Compensation Committee believes that its primary responsibility is to provide a compensation program to meet our stated business objectives and accordingly the Company reserves the right to pay compensation that is not tax-deductible if it determines that such a payment is in the best interests of the Company and our stockholders.

Accounting Treatment of Executive Compensation. The Company follows Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), formerly known as SFAS 123(R), for our stock-based awards. ASC Topic 718 requires companies to measure the compensation cost for all stock-based awards made to employees (including our executive officers) and directors, including stock options and restricted stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an executive officer is required to render service in exchange for his or her award.

Compensation Committee Report on Executive Compensation

We, the Compensation Committee of the Board of Directors, have reviewed and discussed the Compensation Discussion and Analysis within the Executive Compensation section of this Proxy Statement with the management of the Company. Based on such review and discussion, we are of the opinion that the executive compensation policies and plans provide appropriate compensation to properly align Silicon Labs’ performance and the interests of its stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short-and long-term. Accordingly, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included as part of this Proxy filing.

Submitted by the Compensation Committee of the Board of Directors:

Sumit Sadana (Chairman)

Gregg Lowe

Nina Richardson

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Summary Compensation

The following table provides compensation information for our Named Executive Officers for fiscal 2017.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
G. Tyson Tuttle President, Chief Executive Officer and Director	2017	622,000	—	5,401,796	—	844,662	6,217	6,874,675
	2016	596,154	—	3,331,590	1,178,000	902,406	5,660	6,013,810
	2015	567,308	—	3,510,432	—	472,603	5,660	4,556,003
John C. Hollister Chief Financial Officer and Senior Vice President	2017	370,154	—	1,722,413	—	341,319	6,217	2,440,103
	2016	356,923	—	1,610,558	—	368,182	5,660	2,341,323
	2015	337,692	—	988,910	—	167,671	5,657	1,499,930
Brandon Tolany Senior Vice President of Worldwide Sales	2017	375,000	—	1,594,883	—	449,769	6,181	2,425,833
	2016	367,789	—	2,000,032	1,000,007	—	5,660	3,373,488
	2015	—	—	—	—	—	—	—
Sandeep P. Kumar Senior Vice President of Worldwide Operations	2017	340,000	—	1,111,593	—	273,940	10,345	1,735,878
	2016	338,462	—	936,639	—	425,376	5,660	1,706,137
	2015	371,539	—	988,910	—	162,740	5,644	1,528,833
Alessandro Piovaccari(4) Chief Technology Officer	2017	340,230	—	1,197,820	—	250,612	8,908	1,797,570
	2016	338,656	—	925,452	—	278,119	5,660	1,547,887
	2015	321,450	—	965,666	—	186,744	5,648	1,479,508

(1)

Amounts shown do not reflect compensation actually received by the Named Executive Officer, but represent the grant date fair value as determined pursuant to ASC Topic 718 (disregarding any estimate of forfeitures). The assumptions underlying the calculation under ASC Topic 718 are discussed under Note 12, Stock-Based Compensation, in our Form 10-K for the fiscal year ended December 30, 2017.

(2)

Represents amounts earned under the 2017 Bonus Plan for services rendered in fiscal 2017, 2016 Bonus Plan for services rendered in fiscal 2016 and the 2015 Bonus Plan for services rendered in fiscal 2015.

(3)

Consists of Company-paid life insurance premiums, gross-up related to long term disability premiums, international travel bonuses and employer matching contributions into the Company’s 401(k) Plan, unless noted otherwise.

(4)	Dr. Piovaccari became an executive officer on November 27, 2017.

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COMPENSATION DISCUSSION AND ANALYSIS

Grants of Plan-Based Awards

The following table contains information concerning all equity and non-equity plan-based awards granted during fiscal 2017 to our Named Executive Officers. All equity plan-based awards were granted under our 2009 Stock Incentive Plan, as amended and restated on April 20, 2017, and all non-equity plan-based awards were granted under our 2017 Bonus Plan.

Grants of Plan-based Awards Table for Fiscal 2017

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1) ($)			Estimated Future Payouts Under Equity Incentive Plan Awards(2) (#)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4) ($)
		Thres- hold	Target	Maximum	Thres- hold	Target	Maximum
G. Tyson Tuttle	2/15/2017		782,500	1,173,750	—	35,834	71,668	35,834	—	—	5,401,796
John C. Hollister	2/15/2017		316,200	474,300	—	11,426	22,852	11,426	—	—	1,722,413
Brandon Tolany	2/15/2017		375,000	562,500	—	10,580	21,160	10,580	—	—	1,594,883
Sandeep P. Kumar	2/15/2017		255,000	382,500	—	7,374	14,748	7,374	—	—	1,111,593
Alessandro Piovaccari	2/15/2017		255,173	318,966	—	7,946	15,892	7,946	—	—	1,197,820

(1)

Amounts shown represent amounts that were available under the 2017 Bonus Plan. Actual bonuses received under the 2017 Bonus Plan by the executive officers are reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”

(2)	Represents MSUs and PSUs.
(3)	Represents RSUs.
(4)

Includes grant date fair value of Options, MSUs, PSUs and RSUs. A discussion of the assumptions underlying the calculation under ASC Topic 718 is found under Note 12, Stock-Based Compensation in our Form 10-K for the fiscal year ended December 30,2017.

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COMPENSATION DISCUSSION AND ANALYSIS

Outstanding Equity Awards at Fiscal Year-End

The following table shows all holdings of unexercised stock options and unvested RSU, MSU and PSU awards for each of our Named Executive Officers as of December 30, 2017.

Outstanding Equity Awards at Fiscal 2017 Year-End Table

	Option Awards						Stock Awards
										Equity Incentive Plan Awards:
	Number of Securities Underlying Unexercised Options (#)				Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units That Have Not Vested ($)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Exercisable		Unexercisable
G. Tyson Tuttle	25,000	(1)	75,000	(1)	37.88	2/15/2026	79,526	(2)	7,022,146	107,033	(3)	9,451,014
John C. Hollister	—		—		—	—	38,570	(4)	3,405,731	33,299	(5)	2,940,302
Brandon Tolany	—		54,705	(6)	43.82	1/28/2026	44,812	(7)	3,956,900	10,580	(8)	934,214
Sandeep P. Kumar	—		—		—	—	22,198	(9)	1,960,083	25,828	(10)	2,280,612
Alessandro Piovaccari	—		—		—	—	19,710	(11)	1,740,393	26,606	(12)	2,349,310

(1)

Represents 100,000 Non-qualified stock options granted on February 15, 2016. Assuming continued service, the options associated with this grant will vest one-quarter of the options granted in 2016 on each of the first four anniversaries of the grant date.

(2)

Represents 12,012 RSUs granted on February 15, 2015, 31,680 RSUs granted on February 15, 2016 and 35,834 RSUs granted on February 15, 2017. Assuming continued service, the RSUs associated with these grants vest as follows: 12,012 on February 15, 2018, 15,840 on each of February 15, 2018 and February 15, 2019 and one-third of the total number of RSUs granted in 2017 shall vest on each of the first three anniversaries of the grant date, respectively.

(3)

Represents 36,034 MSUs granted on February 15, 2015, 23,760 MSUs granted on February 15, 2016, 17,917 MSUs and 17,917 PSUs granted on February 15, 2017 and 11,405 earned PSUs, certified by the Compensation Committee January 26, 2017. Assuming continued service, the MSUs associated with these grants vest as follows: on January 31, 2018, January 31, 2019, and January 31, 2020 respectively, with the actual number of shares of common stock to be settled pursuant to the awards. Assuming continued service, the PSUs will vest on February 15, 2020 and February 15, 2019 respectively, with the actual number of shares of common stock to be settled pursuant to the awards.

(4)

Represents 3,384 RSUs granted on February 15, 2015, 23,760 RSUs granted on February 15, 2016 and 11,426 RSUs granted on February 15, 2017. Assuming continued service, the RSUs associated with these grants vest as follows: 3,384 on February 15, 2018, 6,600 on each of February 15, 2018 and February 15, 2020, 5,280 on each of February 15, 2018 and February 15, 2019 and one-third of the total number of RSUs granted in 2017 shall vest on each of the first three anniversaries of the grant date, respectively.

(5)

Represents 10,151 MSUs granted on February 15, 2015, 7,920 MSUs granted on February 15, 2016, 5,713 MSUs and 5,713 PSUs granted on February 15, 2017, and 3,802 earned PSUs, certified by the Compensation Committee on January 26, 2017. Assuming continued service, the MSUs associated with these grants vest as follows: on January 31, 2018, January 31, 2019 and January 31, 2020, respectively, with the actual number of shares of common stock to be settled pursuant to the awards. Assuming continued service, the PSUs will vest on February 15, 2020 and February 15, 2019, respectively, with the actual number of shares of common stock to be settled pursuant to the awards.

(6)

Represents 72,940 Non-qualified stock options granted on January 28, 2016. Assuming continued service, the options associated with this grant will vest one-quarter of the options granted in 2016 on each of the first four anniversaries of the grant date.

(7)

Represents 34,232 RSUs granted on January 28, 2016 and 10,580 RSUs granted on February 15, 2017. Assuming continued service, the RSUs associated with these grants vest as follows: 11,410 on February 15, 2018, 11,411 on each of February 15, 2019 and February 15, 2020 and one-third of the RSUs granted in 2017 shall vest on each of the first three anniversaries of the grant date, respectively.

(8)

Represents 5,290 MSUs and 5,290 PSUs granted on February 15, 2017. Assuming continued service, the MSUs associated with these grants vest on January 31, 2020, with the actual number of shares of common stock to be settled pursuant to the awards. Assuming continued service, the PSUs will vest on February 15, 2020, with the actual number of shares of common stock to be settled pursuant to the awards.

(9)

Represents 3,384 RSUs granted on February 15, 2015, 11,440 RSUs granted on February 15, 2016, and 7,374 RSUs granted on February 15, 2017. Assuming continued service, the RSUs associated with these grants vest as follows: 3,384 on February 15, 2018, 3,740 on each of February 15, 2018 and February 15, 2019, 1,980 on each of February 15, 2018 and February 15, 2020, and one-third of 7,374 RSUs granted in 2017 shall vest on each of the first three anniversaries of the grant date, respectively.

(10)

Represents 10,151 MSUs granted on February 15, 2015, 5,610 MSUs granted on February 15, 2016, 3,687 MSUs and 3,687 PSUs granted on February 15, 2017, and 2,693 earned PSUs, certified by the Compensation Committee on January 26, 2017. Assuming

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continued service, the MSUs associated with these grants vest as follows: on January 31, 2018, January 31, 2019 and January 31, 2020, respectively, with the actual number of shares of common stock to be settled pursuant to the awards. Assuming continued service, the PSUs will vest on February 15, 2020 and February 15, 2019, respectively, with the actual number of shares of common stock to be settled pursuant to the awards.

(11)

Represents 2,964 RSUs granted on March 15, 2015, 8,800 RSUs granted on February 15, 2016 and 7,946 RSUs granted on February 15, 2017. Assuming continued service, the RSUs associated with these grants vest as follows: 2,964 on February 15, 2018, 4,400 on each of February 15, 2018 and February 15, 2019, and one-third of 7,946 RSUs granted in 2017 shall vest on each of the first three anniversaries of the grant date, respectively.

(12)

Represents 8,892 MSUs granted on March 15, 2015, 6,600 MSUs granted on February 15, 2016, 3,973 MSUs and 3,973 PSUs granted on February 15, 2017, and 3,168 earned PSUs, certified by the Compensation Committee on January 26, 2017. Assuming continued service, the MSUs associated with these grants vest as follows: on January 31, 2018, January 31, 2019, and January 31, 2020, respectively, with the actual number of shares of common stock to be settled pursuant to the awards. Assuming continued service, the PSUs will vest on February 15, 2020 and February 15, 2019, respectively, with the actual number of shares of common stock to be settled pursuant to the awards.

Option Exercises and Stock Vested Table

The following table shows gains realized from the exercise of stock options and shares acquired upon the vesting of stock awards with respect to our Named Executive Officers during fiscal 2017.

Option Exercises and Stock Vested Table During Fiscal 2017

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
G. Tyson Tuttle	—	—	48,185	3,435,985
John C. Hollister	—	—	13,850	989,463
Brandon Tolany	18,235	505,207	11,410	825,513
Sandeep P. Kumar	—	—	11,652	830,438
Alessandro Piovaccari	—	—	10,743	776,514

Potential Payments Upon Termination upon Change in Control

Consistent with practices within our industry, we also provide certain post-employment termination benefits. We have implemented these programs in order to ensure we are able to continue to attract and retain top talent as well as ensure that during the uncertainty associated with a potential change in control or succession plan, the executives remain focused on their responsibilities and ensure a maximum return for our stockholders.

Change in Control Agreements. In October 2016, we entered into Change in Control Agreements with Messrs. Tuttle, Hollister Tolany and Drs. Kumar and Piovaccari. Each of the Change in Control Agreements is effective until October 31, 2019. Each Change in Control Agreement provides for the following potential payments and benefits upon a Change in Control Termination (as defined in the agreement): (a) 100% of annual base salary, (b) 100% of target variable compensation for a full fiscal year, (c) stock options, restricted stock, and restricted stock units shall become fully vested, (d) market stock units and performance stock units shall be vested at 100% of the target value, and (e) a lump sum equal to the pre-tax cost of 12 months of continued COBRA coverage after the deduction for tax withholding. Change in Control Termination occurs if the executive officer is demoted, relocated, or terminated other than for misconduct within the period beginning upon the earlier of our execution of a definitive agreement that results in a change in control or 90 days prior to a change in control and ending 18 months following the change in control transaction.

Equity Compensation. At our 2009 annual stockholders’ meeting, our stockholders approved the 2009 Stock Incentive Plan (the “2009 Plan”) and the 2009 Plan became effective immediately. On April 15, 2014, our stockholders approved amendments of the 2009 Plan. The amendments updated the 2009 Plan to comply with changes in local laws, authorized additional shares of common stock for future issuance, improved the Company’s corporate governance, and implement

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COMPENSATION DISCUSSION AND ANALYSIS

other best practices. The 2009 Plan was subsequently amended and restated on April 20, 2017 upon approval by our stockholders, in order to authorize additional shares of common stock for future issuance under the 2009 Plan, to establish limits on the value of awards that may be granted to our non-employee directors in any calendar year, to comply with changes in applicable law and to make certain other administrative changes. Under our prior 2000 Stock Incentive Plan (the “2000 Plan”), no shares remain issuable except for those that were subject to outstanding awards as of the date of approval of the 2009 Plan. The 2009 Plan and the 2000 Plan (together, the “Plans”) govern the equity awards granted to our Named Executive Officers and other participants.

The Plans include the following general change in control provisions, which may result in the accelerated vesting of outstanding stock options and stock awards:

•

Automatic Acceleration of Awards if not Assumed: In the event that we experience a change in control, the vesting of outstanding equity awards will automatically fully accelerate and any transfer restrictions or repurchase rights will lapse, unless the awards are assumed or replaced by the successor company or otherwise continued in effect.

•

Discretionary Acceleration of Awards: Our Compensation Committee, as plan administrator of the Plans, has the authority to accelerate the vesting of all outstanding equity awards at any time, including in the event of a change in control of the Company, by means of a “hostile take-over” or otherwise, whether or not those awards are assumed or replaced or otherwise continued in effect. Under the 2000 Plan, any options so accelerated shall remain exercisable until the expiration or sooner termination of the option term in the case of a hostile take-over.

•

Acceleration Upon Termination After a Change in Control: During a change in control, our Compensation Committee may provide for the acceleration of vesting if a participant (including a Named Executive Officer) is involuntarily terminated within a period of 18 months following a change in control. Pursuant to this authority, the terms of the stock options and stock awards granted to the Named Executive Officers and other participants under the Plans provide for such acceleration in vesting in the event of involuntary termination within 18 months following a change in control. Under the 2000 Plan, any options so accelerated shall remain exercisable until the earlier of (i) one year from the date of the participant’s termination and (ii) the expiration of the option term in the case of a change of control, and until the expiration or sooner termination of the option term in the case of a hostile take-over. Involuntary Termination includes termination by the successor company for reasons other than misconduct or resignation by the individual following a material reduction in duties, a material reduction in compensation, or involuntary relocation.

The following table depicts potential compensation arrangements with our NEOs as a result of a change in control that subsequently results in involuntary termination. Such termination is assumed to occur on December 29, 2017, the last business day of our fiscal 2017.

Name	Severance Payment ($)	Target Bonus Payment ($)	Intrinsic Value of Accelerated Equity(1) ($)	COBRA Payment ($)	Total ($)
G. Tyson Tuttle	626,000	782,500	21,515,160	44,135	22,967,795
John C. Hollister	372,000	316,200	6,346,033	44,247	7,078,480
Brandon Tolany	375,000	375,000	7,324,392	35,760	8,110,152
Sandeep Kumar	340,000	255,000	4,240,696	35,760	4,871,456
Alessandro Piovaccari	340,230	255,173	4,089,703	14,660	4,699,766

(1)

Value is based upon the closing selling price per share of our common stock on the NASDAQ Global Select Market on the last trading day of fiscal 2017, which was $88.30, less (if applicable) the option exercise price payable per share.

Compensation Committee Interlocks and Insider Participation

None of our NEOs serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee. No member of the Compensation Committee currently serves as one of our officers or employees.

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COMPENSATION DISCUSSION AND ANALYSIS

Equity Compensation Plan Information

The following table provides information on the Company’s shares of common stock as of December 30, 2017 that may be issued under existing equity compensation plans.

Equity Compensation Plan Information

	A		B		C
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights (#)		Weighted Average Exercise Price of Outstanding Options ($)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A) (#)
Equity Compensation Plans Approved by Stockholders(1)	1,952,773	(2)	38.88	(3)	4,035,091	(4)
Equity Compensation Plans Not Approved by Stockholders	—		—		—
Total	1,952,773		38.88		4,035,091

(1)

Consists of our 2000 Stock Incentive Plan, our 2009 Stock Incentive Plan and our 2009 Employee Stock Purchase Plan. No shares remain issuable under our prior 2000 Stock Incentive Plan, except for those that are subject to outstanding awards.

(2)

Includes 1,783,068 shares of common stock subject to full value awards that vest over the holders’ period of continued service and 169,705 shares of common stock issuable upon the exercise of stock options with a weighted average remaining term of 7.5 years. Excludes purchase rights accruing under our 2009 Employee Stock Purchase Plan. Under the 2009 Employee Stock Purchase Plan, each eligible employee may contribute up to 15% of his or her base salary to purchase shares of our common stock at semi-annual intervals on the last U.S. business day of April and October each year at a purchase price per share equal to 85% of the lower of (i) the closing selling price per share of our common stock on the employee’s entry date into the two-year offering period in which that semi-annual purchase date occurs and (ii) the closing selling price per share on the semi-annual purchase date.

(3)

Calculated without taking into account 1,783,068 shares of common stock subject to outstanding full value awards that will become issuable as those awards vest without any cash consideration for such shares and excludes shares under Employee Stock Purchase Plan.

(4)

Consists of shares available for future issuance under our 2009 Stock Incentive Plan and our 2009 Employee Stock Purchase Plan. As of December 30, 2017, an aggregate of 2,826,906 shares of our common stock were available for issuance in connection with future awards under our 2009 Stock Incentive Plan and 1,208,185 shares of our common stock were available for issuance under our 2009 Employee Stock Purchase Plan.

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NO INCORPORATION BY REFERENCE OF CERTAIN PORTIONS OF THIS PROXY STATEMENT

No Incorporation by Reference of Certain Portions of this Proxy Statement

Notwithstanding anything to the contrary set forth in any of our filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate information in this Proxy Statement, neither the Audit Committee Report nor the Compensation Committee Report is to be incorporated by reference into any such filings as provided by SEC regulations. In addition, this Proxy Statement includes certain website addresses intended to provide inactive, textual references only. The information on these websites shall not be deemed part of this Proxy Statement.

Section 16(a) Beneficial Ownership Reporting Compliance

The members of our Board of Directors, the executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 which require them to file reports with respect to their ownership of the common stock and their transactions in such common stock. Based upon (i) the copies of Section 16(a) reports which we received from such persons for their fiscal 2017 transactions in the common stock and their common stock holdings and (ii) the written representations received from one or more of such persons, we believe that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by our directors, executive officers and greater than 10% beneficial owners, other than a Form 3 timely filed by Dr. Piovaccari on November 29, 2017 that incorrectly reported his holdings of Company common stock as 20,510 shares instead of 23,678 shares.

Annual Report

A copy of the Annual Report for fiscal 2017 has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

Form 10-K

We filed an Annual Report on Form 10-K with the SEC on January 31, 2018. Stockholders may obtain a copy of our Annual Report, without charge, by writing to our Corporate Secretary at our principal executive offices located at 400 West Cesar Chavez, Austin, Texas 78701.

THE BOARD OF DIRECTORS OF SILICON LABORATORIES INC.

Dated: March 8, 2018

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Appendix I: Reconciliation of GAAP to Non-GAAP Executive Compensation Financial Measures

The non-GAAP financial measurements provided herein do not replace the presentation of Silicon Labs’ GAAP financial results. These non-GAAP measurements merely provide supplemental information to assist investors in analyzing Silicon Labs’ financial position and results of operations in connection with executive compensation; however, these measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies or non-GAAP measures used in other contexts by Silicon Labs. We are providing this information because it may enable investors to perform meaningful comparisons of operating results, and more clearly highlight the results of core ongoing operations in connection with executive compensation.

Unaudited Reconciliation of GAAP to Non-GAAP Executive Compensation Financial Measures (In thousands)

Non-GAAP Income Statement Items	Year Ended December 30, 2017
	GAAP Measure	GAAP Percent of Revenue	Intangible Asset Amortization	Acquisition Related Items	Non-GAAP Measure	Non-GAAP Percent of Revenue	Target Measure	Target Percent of Revenue
Revenues	$768,867						$754,151
Gross Margin	$454,191	59.1%	$—	$124	$454,315	59.1%	$445,283	59.0%
Operating Income	$84,974	11.1%	$26,621	$1,581	$113,176	14.7%	$108,250	14.4%

Non-GAAP Income Statement Items	Three Months Ended December 30, 2017
	GAAP Measure	GAAP Percent of Revenue	Intangible Asset Amortization	Acquisition Related Items	Non-GAAP Measure	Non-GAAP Percent of Revenue	Target Measure	Target Percent of Revenue
Revenues	$201,018						$195,230
Gross Margin	$119, 264	59.3%	$—	$—	$119,264	59.3%	$114,947	58.9%
Operating Income	$26,390	13.1%	$6,590	$(110)	$32,870	16.4%	$31,282	16.0%

Non-GAAP Income Statement Items	Three Months Ended September 30, 2017
	GAAP Measure	GAAP Percent of Revenue	Intangible Asset Amortization	Acquisition Related Items	Non-GAAP Measure	Non-GAAP Percent of Revenue	Target Measure	Target Percent of Revenue
Revenues	$198,723						$192,523
Gross Margin	$116,574	58.7%	$—	$—	$116,574	58.7%	$112,504	58.4%
Operating Income	$24,968	12.6%	$6,834	$161	$31,963	16.1%	$28,262	14.7%

Non-GAAP Income Statement Items	Three Months Ended July 1, 2017
	GAAP Measure	GAAP Percent of Revenue	Intangible Asset Amortization	Acquisition Related Items	Non-GAAP Measure	Non-GAAP Percent of Revenue	Target Measure	Target Percent of Revenue
Revenues	$190,098						$189,599
Gross Margin	$113,192	59.5%	$—	$—	$113,192	59.5%	$113,319	59.8%
Operating Income	$20,934	11.0%	$6,695	$234	$27,863	14.7%	$28,785	15.2%

Non-GAAP Income Statement Items	Three Months Ended April 1, 2017
	GAAP Measure	GAAP Percent of Revenue	Intangible Asset Amortization	Acquisition Related Items	Non-GAAP Measure	Non-GAAP Percent of Revenue	Target Measure	Target Percent of Revenue
Revenues	$179,028						$176,799
Gross Margin	$105,161	58.7%	$—	$124	$105,285	58.8%	$104,513	59.1%
Operating Income	$12,682	7.1%	$6,502	$1,296	$20,480	11.4%	$19,921	11.3%

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Appendix II: Silicon Laboratories Inc. Audit Committee Charter

I. MEMBERSHIP:

The Audit Committee of Silicon Laboratories Inc. (the “Corporation”) shall be comprised of at least three members of the Corporation’s Board of Directors (the “Board”). The members of the Audit Committee shall be appointed by the Board and shall collectively meet the applicable independence, financial literacy and other requirements of The NASDAQ Stock Market (“Nasdaq”) and applicable federal law. Members of the Audit Committee may be removed at any time, with or without cause, by the Board.

II. QUORUM:

A majority of the members of the Audit Committee shall constitute a quorum.

III. FREQUENCY:

The Audit Committee shall meet as required either on the dates of regular Board meetings or in special meetings as appropriate.

IV. PURPOSE:

The purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Corporation and the audits of the Corporation’s financial statements.

V. LIMITATIONS:

The Audit Committee shall not have authority to: (1) adopt, amend, or repeal the Corporation’s Bylaws; (2) fill vacancies on the Audit Committee or change its membership; (3) amend the Corporation’s Certificate of Incorporation; (4) act on matters assigned to other committees of the Board; or (5) take any action prohibited by the Corporation’s Certificate of Incorporation, Bylaws or applicable law.

VI. MINUTES:

Minutes will be kept of each meeting of the Audit Committee and will be provided to each member of the Board upon request. Unless otherwise restricted by the Corporation’s Certificate of Incorporation or Bylaws, any action that may be taken at any meeting of the Audit Committee may be taken without a meeting, if all members of the Audit Committee consent thereto in writing, and the writing is filed with the minutes of proceedings of such committee. Any action of the Audit Committee shall be subject to revision, modification, rescission, or alteration by the Board, provided that no rights of third parties shall be affected by any such revision, modification, rescission, or alteration.

VII. POWERS, RESPONSIBILITIES AND DUTIES:

To fulfill its responsibilities and duties, the Audit Committee shall:

1. Be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation, and each such registered public accounting firm must report directly to the Audit Committee. Periodically consider the rotation of the Corporation’s independent auditors.

2. Resolve any disagreements between management and the Corporation’s independent auditors regarding financial reporting.

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APPENDIX II

3. Review the organization’s annual and quarterly financial statements and quarterly earnings press releases.

4. Pre-approve all auditing and permitted non-audit services to be performed by the Corporation’s auditors.

5. Obtain, on an annual basis, a formal written statement from the independent auditor affirming their independence (as required by applicable standards of the Public Company Accounting Oversight Board or its successor) and delineating all relationships between the auditor and the Corporation that may reasonably be thought to bear on such independence. Discuss with the auditor any disclosed relationships or services that may impact the objectivity and independence of the auditor and take, or recommend that the Board take, appropriate action to oversee the independence of the independent auditor.

6. Following completion of the annual audit, review separately with the independent auditor, the internal auditing department, if any, and management any significant difficulties encountered during the course of the audit.

7. Establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, as well as for the confidential, anonymous submission by the Corporation’s employees of concerns regarding questionable accounting or auditing matters.

8. Retain independent counsel, experts and other advisors as the Audit Committee determines necessary to carry out its duties.

9. Receive appropriate funds, as determined by the Audit Committee, from the Corporation for payment of (i) compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation, (ii) compensation to any independent counsel, experts and other advisors employed by the Audit Committee, and (iii) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

10. Review and approve all “related-party transactions” as such term is defined in Item 404 of Regulation S-K.

11. Prepare the report of the Audit Committee required to be included in the Corporation’s annual proxy statement.

12. Review and discuss the Company’s policies and practices with respect to risk management (including cyber security risks) and report to the Board on its review.

13. Review and reassess the adequacy of this Charter at least annually and recommend any changes to the Board.

14. Perform any other activities consistent with this Charter, the Corporation’s Bylaws, Nasdaq rules and governing law, as the Audit Committee or the Board deems necessary or appropriate, including, without limitation, the delegation of authority to one or more members of the Audit Committee of authority to carry out certain activities set forth hereunder.

42	A more connected world is here.

400 West Cesar Chavez Street

Austin, Texas, USA 78701

www.silabs.com

SILICON LABORATORIES INC. ATTN: CORPORATE SECRETARY 400 WEST CESAR CHAVEZ AUSTIN, TX 78701 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. 1    OF                2 1 1 CONTROL #    NAME THE COMPANY NAME INC.—COMMON SHARES 123,456,789,012.12345 THE COMPANY NAME INC.—CLASS A 123,456,789,012.12345 THE COMPANY NAME INC.—CLASS B 123,456,789,012.12345 THE COMPANY NAME INC.—CLASS C 123,456,789,012.12345 THE COMPANY NAME INC.—CLASS D 123,456,789,012.12345 THE COMPANY NAME INC.—CLASS E 123,456,789,012.12345 THE COMPANY NAME INC.—CLASS F 123,456,789,012.12345 THE COMPANY NAME INC.—401 K 123,456,789,012.12345 PAGE 1    OF                2 x TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR 2 0 the following: 1. Election of Directors    Nominees For Against Abstain 0000000000 1A G. Tyson Tuttle    0 0 0 1B Sumit Sadana    0 0 0 NOTE: In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters 1C Gregg Lowe    0 0 0 as may properly come before the meeting. The Board of Directors recommends you vote FOR proposals 2. and 3. For Against Abstain 2. To ratify the appointment of Ernst & Young LLP    0 0 0    as our independent registered public accounting    firm for the fiscal year ending December 29,    2018. 3. To vote on an advisory (non-binding) resolution    0 0 0    regarding executive compensation. For address change/comments, mark here.                0 Investor Address Line 1 (see reverse for instructions) Investor Address Line 2 R1.0.1.17 Investor Address Line 3 Investor Address Line 4                Investor Address Line 5 1 Please sign exactly as your name(s) appear(s) hereon. When signing as _ John Sample attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must 1234 ANYWHERE STREET sign. If a corporation or partnership, please sign in full corporate or ANY CITY, ON A1A 1A1 partnership name, by authorized officer. 0000352868 SHARES CUSIP # JOB # SEQUENCE # Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Meeting Directions: For Meeting Directions, Please Call: 512-232-0100 The Lady Bird Johnson Wildflower Center is about 12 miles from downtown Austin. 1. Take Loop 1 South (Loop 1 is also known as MOPAC Expressway). 2. Continue South past the traffic light at Slaughter Lane. 3. Turn left at the next traffic light at La Crosse Avenue. 4. The Center is on the right near the end of La Crosse Avenue. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement are available at www.proxyvote.com SILICON LABORATORIES INC. Annual Meeting of Stockholders April 19, 2018 9:00 AM This proxy is solicited by the Board of Directors The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Stockholders (the “Annual Meeting”) of Silicon Laboratories Inc. (“Silicon Laboratories”) and the Proxy Statement and hereby appoints Navdeep S. Sooch and G. Tyson Tuttle, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Silicon Laboratories that the undersigned is entitled to vote at the Annual Meeting to be held at 9:00 AM, CDT on April 19, 2018, at the Lady Bird Johnson Wildflower Center, 4801 La Crosse Avenue, Austin, Texas 78739, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Address change/comments: . 17 . 1 . 0 R1 _ 2 0000352868 (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side